Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of August 21, 2024, by and among: Rafael Holdings, Inc., a Delaware corporation (“Parent”); Tandem Therapeutics, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“First Merger Sub”); Tandem Therapeutics, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Parent (“Second Merger Sub”, and together with First Merger Sub, “Merger Subs”); and Cyclo Therapeutics, Inc, a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, First Merger Sub and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and Title 7 of the Nevada Revised Statutes, as amended (the “Nevada Corporate Law”). Upon consummation of the First Merger, First Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly-owned subsidiary of Parent;

B.    Immediately following the First Merger and as part of the same overall integrated plan as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

C.    The Parties intend that the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

D.    The board of directors of Parent has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Contemplated Transactions”) are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions including the issuance of the Parent Common Stock to the stockholders of the Company, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Parent Stockholders vote to approve the issuance of the Parent Common Stock in the Merger;

E.    The board of directors of First Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, Parent, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions;

F.    Parent, in its capacity as the sole member of Second Merger Sub, has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions;

G.    The Board of Directors of the Company (the “Company Board”) has (a) determined that the Contemplated Transactions are advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved, pursuant to Nevada Corporate Law 92A.120, the execution, delivery and performance of this Agreement by the Company and approval of the Contemplated Transactions, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholders vote to approve the Agreement and the Contemplated Transactions;

H.    Promptly following the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, (a) each of the parties listed on Schedule 1 hereto shall enter into a Voting Agreement with Parent in substantially the form attached hereto as Exhibit B (collectively, the “Voting Agreements”) and (b) each of those stockholders of the Company listed on Schedule 2 hereto shall enter into a lock-up agreement providing for post-Closing restrictions on the ability of such individuals with respect to the transfer of shares of Parent Common Stock to be issued to them pursuant to this Agreement, in substantially the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”); and

I.     Promptly following the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Howard Jonas shall enter into a Support Agreement with the Company agreeing to vote the shares of Parent Capital Stock over which he exercises voting control in favor of the approval of the issuance of the Parent Common Stock pursuant to the terms of the Merger at the Parent Stockholders Meeting (or by written consent) in substantially the form attached hereto as Exhibit D (the “Support Agreement”).

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	TRANSACTION

1.1    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Nevada Corporate Law, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the Surviving Entity in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

1.2    Effect of the Mergers. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of Nevada Corporate Law. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned Subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of Nevada Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Subs shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Subs shall become the debts, liabilities and duties of the Surviving Entity.

1.3    Closing; First Effective Time; Second Effective Time. The Parties shall cause the Merger to be consummated at a closing (the “Closing”) to take place by means of a virtual closing through electronic exchange of signatures at 9:00 a.m., Eastern time, on a date to be mutually designated by the Company and Parent, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 (Conditions Precedent to Obligations of Each Party), 7 (Conditions Precedent to Obligations of Parent and Merger Subs) and 8 (Conditions Precedent to Obligations of the Company) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to herein as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada a certificate of merger with respect to the First Merger, satisfying the applicable requirements of Nevada Corporate Law and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of Nevada Corporate Law and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the ”Statement of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Nevada or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Nevada or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

1.4    Organizational Documents; Directors and Officers.

(a)    At the First Effective Time:

(i)    the articles of incorporation of the First Step Surviving Corporation shall be the articles of incorporation of the First Merger Sub as in effect immediately prior to the First Effective Time;

(ii)    the bylaws of the First Step Surviving Corporation shall be amended and restated immediately as of the First Effective Time to conform to the bylaws of First Merger Sub as in effect immediately prior to the First Effective Time;

(iii)    the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the First Step Surviving Corporation, shall be the respective individuals set forth on Schedule 3.

(b)    At the Second Effective Time:

(i)    the articles of organization of the Surviving Entity shall be the articles of organization of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by Nevada Corporate Law and such articles of organization; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the articles of organization shall be amended to (A) change the name of the Surviving Entity to “Cyclo Therapeutics LLC” and (B) make such other changes as are mutually agreed to by Parent and the Company;

(ii)    the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by Nevada Corporate Law and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to (A) comply with Section 5.5 and (B) change the name of the Surviving Entity to “Cyclo Therapeutics LLC”; and

(iii)    the managers and officers of the Surviving Entity, each to hold office in accordance with the articles of organization and limited liability company agreement of the Surviving Entity, shall be the respective individuals set forth on Schedule 3.

1.5    Conversion of Shares.

(a)    At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company:

(i)    any shares of Company Capital Stock then held by the Company (“Shares”) (or held in the Company’s treasury) immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Capital Stock then held by Parent, Merger Subs or any other wholly-owned Subsidiary of Parent immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in subsections “(a)(i)” and “(a)(ii)” of this Section 1.5 (Conversion of Shares) and subject to Sections 1.9 (Exchange/Payment), each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time shall cease to be an existing and issued share of Company Common Stock, and shall be converted, by virtue of the First Merger and without any action on the part of the holders thereof, into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. The shares of Parent Common Stock to be issued upon conversion of the Company Common Stock pursuant to this Section 1.5 (c) is referred to as the “Merger Consideration”; and

(iv)    each share of the common stock, $0.01 par value per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the First Step Surviving Corporation and each stock certificate of First Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the First Step Surviving Corporation.

(b)    No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive the number of shares of Parent Common Stock to which such holder of Company Common Stock would be entitled to receive pursuant to Section 1.5 (c) aggregated and rounded up to the nearest whole share, upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.9 (Exchange/Payment) and any accompanying documents as required therein

(c)    If, between the date of this Agreement and the First Effective Time, (i) the outstanding shares of Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise), or (ii) the outstanding shares of Company Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise), then in each case, the Exchange Ratio shall be appropriately and equitably adjusted to the extent necessary to provide the holders of Company Capital Stock, Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise); provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited by the terms of this Agreement; and

(d)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the First Merger until such holder surrenders such Company Stock Certificate or Book-Entry Share or provides an affidavit of loss or destruction in lieu thereof in accordance with Section 1.9 (Exchange / Payment) (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(e)    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders or members, as applicable, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

1.6    Treatment of Company Warrants and Company Options.

(a)    Other than those Company Warrants owned by the Parent and its Subsidiaries, and except for those Company Warrants set forth in Part 1.6(a) of the Company Disclosure Schedule in which the holder(s) of such Company Warrants have the option to have such Company Warrants purchased by Parent, each Company Warrant that remains outstanding and unexercised at the First Effective Time shall become converted into and become a warrant exercisable to receive Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under the Company Warrants assumed by Parent (each, an “Assumed Warrant”) shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the First Effective Time: (A) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (1) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the First Effective Time, by (2) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the First Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged. Company Warrants held by Parent and its Subsidiaries shall be cancelled upon the First Effective Time.

(b)    At the First Effective Time, all holders of Company Options (“Converted Options”) to the extent then outstanding and unexercised, shall automatically and without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Common Stock, at an adjusted exercise price per share, in each case, as determined under this Section 1.6(c) (each such Converted Option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Converted Option as of immediately prior to the First Effective Time, except to the extent such terms or conditions are rendered inoperative by the Contemplated Transactions. Accordingly, at the First Effective Time, each such Rollover Option shall be exercisable solely for shares of Parent Common Stock, and such number of shares of Parent Common Stock subject to such Rollover Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to each such Converted Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. The per share exercise price for the Parent Common Stock issuable upon exercise of each such Rollover Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Converted Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any such options shall continue in full force and effect. The term of such options shall remain unchanged. All other terms shall be as set forth in the Parent Equity Plan and the grant agreements thereunder. Notwithstanding the foregoing, the conversions described in this Section 1.6(b) will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Converted Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Converted Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

1.7    Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Surviving Entity and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8    Closing of the Company’s Transfer Books. At the First Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and (i) all certificates representing shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares), if any; and (ii) each holder of Book-Entry Shares representing any Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration referred to in Section 1.5 (Conversion of Shares); if any, and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a Company Stock Certificate, is presented to the Exchange Agent or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9 (Exchange/Payment.)

1.9    Exchange/Payment.

(a)     Prior to the Closing Date, Parent shall select a reputable entity reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). No later than the Closing Date, Parent shall deposit with the Exchange Agent non-certificated shares of Parent Common Stock represented by Book-Entry Shares issuable in exchange for outstanding Company Common Stock pursuant to Section 1.5 (Conversion of Shares). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)    Promptly after the First Effective Time, the Exchange Agent shall mail to the holders of Company Capital Stock immediately prior to the First Effective Time: (i) a letter of transmittal in a form to be mutually agreed to by the Parties (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book-Entry Shares in exchange for the Parent Common Stock in accordance with Section 1.5 (Conversion of Shares). Upon surrender of a Company Stock Certificate or Book-Entry Shares and delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent for payment, (A) the holder of such Company Stock Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share evidenced by such Company Stock Certificate or Book-Entry Shares determined pursuant to Section 1.5 (Conversion of Shares), within 10 Business Days of such surrender and delivery, and (B) the Company Stock Certificate or Book-Entry Shares so surrendered shall be canceled. No holder of any Company Capital Stock shall be entitled to receive any of the consideration in accordance with the preceding sentence without returning the completed and duly executed Letter of Transmittal. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form).

(c)    With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the First Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Exchange Agent, DTC, DTC’s nominees, and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger.

(d)    Upon surrender to the Exchange Agent of the Shares that (i) are represented by Company Stock Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed Letters of Transmittal and other appropriate transmittal materials required by the Exchange Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the letter of transmittal and accompanying instructions in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Exchange Agent may reasonably request pursuant to the terms and conditions of the Exchange Agent Agreement), and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Exchange Agent, DTC, DTC’s nominees, and such other necessary and desirable third-party intermediaries pursuant to this Section 1.9, the holder of such Company Stock Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, the number of whole shares of Parent Common Stock which the aggregate number of Company Capital Stock previously represented by such Certificates or Book-Entry Shares shall have been converted pursuant to Section 1.5 (Conversion of Shares). If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Stock Certificates or Book-Entry Shares formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate or Book-Entry Shares so surrendered shall be endorsed properly or otherwise be in proper form for transfer , as the case may be, and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Shares so surrendered, or shall have established to the reasonable satisfaction of the Surviving Entity that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 1.9(d), each Certificate or Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock which the aggregate number of Company Capital Stock previously represented by such Certificates or Book-Entry Shares shall have been converted pursuant to Section 1.5 (Conversion of Shares). The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 1.9(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At any time following twelve (12) months after the First Effective Time, holders of Company Stock Certificates or Book-Entry Shares shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Company Stock Certificates or Book-Entry Shares held by them.

(e)    As of the First Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the First Effective Time, the holders of the Shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(f)    Each of the Surviving Entity, Parent and Merger Subs shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any consideration payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)    If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate (which shall not exceed the Merger Consideration payable with respect to such Company Stock Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to this Section 1.9), in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Company Stock Certificate, as contemplated by this Section 1.9.

(h)    None of Parent, the Surviving Entity, the Exchange Agent or any other Party shall be liable to any holder of Shares for the Merger Consideration or any holder of Company equity awards for any amounts payable pursuant to Section 1.6 (Treatment of Company Warrants and Company Options) delivered in respect of such Share or Company equity awards, respectively, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Entity or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(i)    Each of Parent, the Company, the Exchange Agent, and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld.

1.10    Appraisal and Dissenters’ Rights. No dissenter’s rights or appraisal rights shall be available with respect to the Merger pursuant to NRS Chapter 92A (as provided in NRS 92A.390) or any other applicable Legal Requirements.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs, except as set forth in the Company Disclosure Schedule (subject to (a) the qualifications set forth in Section 10.14 (Disclosure Schedule) or (b) as disclosed in the Company’s SEC Reports filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system, in each case, prior to the date of this Agreement) (except to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date), as follows:

2.1    Due Incorporation; Etc.

(a)    The Company is a corporation duly organized and validly existing and in good standing under the Laws of Nevada.

(b)    The Company’s SEC Reports set forth the names of each of the Company’s subsidiaries (the “Company Subsidiaries”). Each Company Subsidiary is wholly-owned by the Company and the Company does not own any equity interest in any other Person other than the Company Subsidiaries.

(c)    The Company and each of the Company Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2    Articles of Incorporation and Bylaws. The Company has made available to Parent true and complete copies of the Company’s Articles of Incorporation, and bylaws including all amendments thereto, and each of its Subsidiaries articles of incorporation and bylaws including all amendments thereto, as in effect as of the date of this Agreement, and neither the Company nor any Company Subsidiary is in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

2.3    Capitalization, Etc.

(a)    As of the date hereof: (i) the authorized Company Capital Stock consists solely of 250,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, (ii) a total of 28,696,028 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding, and (iii) 15,686,915 shares of Company Common Stock are subject to issuance pursuant to the Company Warrants. As of the date of this Agreement, the Company has reserved an additional 3,000,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 2,208,234 shares are subject to outstanding and unexercised Company Options, and 791,766 shares remain available for issuance under the Company Equity Plans.

(b)    Other than the Company Options and Company Warrants, (A) there are no existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or the Company Subsidiaries or Contracts to which the Company, any Company Subsidiaries, any Company Stockholder, and Company Subsidiary Stockholder or holder of Company Options or Company Warrants, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company or Company Subsidiaries to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person, (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company and (D) there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities

(c)    There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or any holder of Company Warrants or Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(d)    All of the outstanding shares of Company Capital Stock and Company Subsidiaries capital stock and other securities (including Company Options, and Company Warrants) of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts in all material respects.

(e)    Part 2.3(e) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all holders of Company Warrants, Company Options and all rights set forth in Part 2.3(a) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of all instruments related to all such rights.

(f)    All outstanding Company Options have been granted under the Company Equity Plans. The Company has made available to Parent true and complete copies of the Company Equity Plans and the forms of all stock option agreements and grant notices evidencing such Company Options. Part 2.3(f) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement of (i) the name and country of residence (if outside of the U.S.) of the holder of the Company Options, (ii) the number of shares of the Company Common Stock subject to such Company Options, (iii) the vesting schedule of such Company Option, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (iv) the grant date of such Company Option, (v) the exercise price of such Company Option, (vi) the expiration date of such Company Option, (vii) whether early exercise is permitted with respect to such Company Option, (viii) whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, and (ix) whether the holder is a current or former employee or service provider of the Company. No vesting of Company Options will accelerate in connection with the consummation of the Contemplated Transactions. No Company Option is or has been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. The treatment of the Company Options that have been granted under the Company Equity Plans as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plans, and as of the First Effective Time, no former holder of a Company Option will have rights with respect to such Company Option (other than the rights contemplated by Section 1.6(a) (Treatment of Company Warrants and Company Options)).

2.4    SEC Reports, Financial Statements.

(a)    The Company has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company or any of the Company Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2021 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

(b)    Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company , as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.

(c)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited financial statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Company ) in all material respects the consolidated financial position of Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(d)    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Company (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Company nor, to the Knowledge of Company, Company’s independent registered accountant has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls or any material inaccuracy in the Company Financial Statements.

(e)    The Company is not a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or Company SEC Reports.

(f)    Since January 1, 2022, there has been no material correspondence between the SEC and the Company that is not set forth or reflected in the Company SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)    Except as set forth in Part 2.4(g) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of SOX (and the rules and regulations promulgated thereunder) and the applicable listing and other rules and regulations of NASDAQ.

2.5    Absence of Certain Changes. Except as expressly contemplated by this Agreement or disclosed in the Company’s SEC Reports, between the Balance Sheet Date and the date of this Agreement: (a) no event or series of related events has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) no event or action has occurred that, if taken after the date of this Agreement, would require the consent of Parent pursuant to Section 4.2 (Conduct of the Business of the Company) if such event or action occurred during the Pre-Closing Period; or (c) except in connection with the Contemplated Transactions, the Company has used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

2.6    Title to Assets. Other than as would not be, individually or in the aggregate, material to the Company, the Company has good and valid title to all assets owned or purported to be owned by it as of the date of this Agreement, other than Intellectual Property assets (which are covered by Section 2.8 (Intellectual Property)), including all such assets (other than capitalized or operating leases) reflected on the Balance Sheet (except for assets sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business). Other than as would not be material to the Company, individually or in the aggregate, the Company has good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property that is currently used by the Company in, and necessary for the conduct of, the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens). All of the material tangible assets of the Company (excluding Leased Real Property) have been maintained in a reasonably prudent manner and are in good operating condition (ordinary wear and tear excepted) and are not in need of maintenance, repair or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.

2.7    Real Property; Leasehold. The Company does not own, nor has it ever owned, any real property, or any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.7 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has made available to Parent true and complete copies of each lease and document related thereto listed in Part 2.7 of the Company Disclosure Schedule (the “Real Property Leases”). The Company is in material compliance with the Real Property Leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens. Except as set forth in Part 2.7 of the Company Disclosure Schedule, the Company has not granted any other Person the right to occupy or use any Leased Real Property and the Company’s quiet enjoyment of the Leased Real Property under such lease has not been disturbed in any material respect. Except as set forth in Part 2.7 of the Company Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. As of the date of this Agreement, the Company has not received written notice of (a) default, or intention to terminate or not renew, any Real Property Lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.8    Company Data and Intellectual Property.

(a)    As used herein, the following terms have the meanings indicated below:

“Company Data” shall mean all Personal Data or Confidential Information Processed by the Company in the operation of its business.

“Company Intellectual Property Agreements” shall mean the Outbound Licenses, the Inbound Licenses and the Other IP Contracts.

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 2.8(m)(i) of this Agreement.

“Company Owned Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by the Company.

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned by or purported to be owned by the Company.

“Company Privacy Policies” shall mean, collectively, any and all (A) of the Company’s data privacy and security policies published on Company Websites or otherwise made publicly available by the Company and (B) public representations (including representations on Company Websites) of the Company regarding data privacy, integrity, availability or security with regard to the Company’s Processing of Personal Data; in each case since January 1, 2020.

“Company Products” shall mean all products and services that the Company currently intends to make commercially available following receipt of all approvals under applicable Laws.

“Company Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Company, excluding any of the foregoing that expired (with no opportunity to renew) prior to the date of this Agreement, or that the Company, in its reasonable business judgment, elected to abandon or allow to lapse (and in fact lapsed or were abandoned) prior to the date of this Agreement.

“Company Source Code” shall mean, collectively any software source code and human-readable software instructions or programs that embody any Company Owned Intellectual Property Rights that is part of or used in the development or provision of Company Products.

“Company Websites” shall mean all websites owned, operated or hosted by the Company (including those websites operated using the domain names listed in Part 2.8(c) of the Company Disclosure Schedule).

“Intellectual Property” shall mean (A) Intellectual Property Rights; and (B) Technology

“Intellectual Property Rights” shall mean any and all rights (including database rights) in, arising out of, or associated therewith, throughout the world: (A) Patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; (B) rights under Law associated with Trade Secrets, confidential and proprietary information, know-how, industrial designs and any registrations and applications therefor; (C) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, (D) Internet domain name registrations; (E) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (F) database rights under Law; and (G) moral and economic rights of authors and inventors, in each case, however denominated and any similar or equivalent rights to any of the foregoing.

“IT Infrastructure” shall have the meaning set forth in Section 2.10 of this Agreement.

“Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under substantially similar licensing or distribution terms.

“Personal Data” shall mean information that (A) identifies, directly or indirectly, a natural person; and (B) any other information that is considered “personally identifiable information”, “personal information”, “protected health information”, “individual health information”, or “personal data” under applicable Law (including all applicable Privacy Laws).

“Privacy Laws” shall mean each applicable Law concerning privacy, or security of Personal Data, such as the breach, retention, security, protection, disposal, international transfer or other Processing of Personal Data, by the Company, including, as applicable, (A) the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, (B) Laws regarding the Processing of Personal Data in direct marketing, e-mails, text messages or telemarketing, (C) Laws regarding the secure disposal of records containing Personal Data, (D) Laws regarding international data transfers and/or on-soil requirements of Personal Data, (E) Laws regarding banking secrecy and outsourcing requirements with respect to the Processing of Personal Data, (F) Laws regarding incident reporting and data breach notification requirements with respect to Personal Data, (G) the California Consumer Privacy Act of 2018, (H) the Health Insurance Portability and Accountability Act of 1996, as amended, (I) Laws regarding unfair or deceptive practices with respect to the Processing of Personal Data; and (J) state consumer protection Laws with respect to the Processing of Personal Data.

“Process”, “Processed” or “Processing” shall mean, with respect to Personal Data, the use, access, collection, processing, storage, recording, organization, adaption, modification, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Shrink-Wrap Software” shall mean any Technology (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company) that (A) is generally commercially available on standard non-exclusive terms, (B) has not been modified or customized by or for the Company, and (C) has an annual license or subscription fee or total replacement cost of less than $105,000.

“Technology” shall mean any and all of the following to the extent material to the business of the respective entity: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas, data and information (including customer lists and supplier lists, to the extent proprietary or confidential), know-how and information maintained as Trade Secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, and any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Trade Secrets” shall mean all of the following to the extent treated by Company as a trade secret under applicable law: inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    The Company exclusively owns all rights, title and interest in and to all Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). Other than Permitted Liens, the Company has not transferred (or agreed to transfer) full or partial ownership of, or granted (or agreed to grant) any exclusive license with respect to, any Intellectual Property to any Third Party that is, or at any time in the past was, material Company Owned Intellectual Property.

(c)    Part 2.8(c) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, and, for each item of Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and to Company’s Knowledge all actions that are required to be taken by the Company vis-à-vis the applicable authorities with which such Company Registered Intellectual Property was registered or filed within 60 days of the date of this Agreement. Each item of Company Registered Intellectual Property that has been issued is valid and subsisting. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property or any pending applications therefor have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property and recording and perfecting the ownership interests of the Company therein (provided that, for any item of Company Registered Intellectual Property that the Company, in its reasonable business discretion, has elected not to maintain in force, Part 2.8(c) of the Company Disclosure Schedule so indicates).

(d)    There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company threatened, with respect to any Patents included in the Company Registered Intellectual Property. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. The Company has no Knowledge of any information affecting the validity of any Company Registered Intellectual Property.

(e)    Each item of Company Owned Intellectual Property and Company Licensed Intellectual Property is owned by the Company or available for use by the Company. The Company Owned Intellectual Property and Company Licensed Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by Parent. Neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions would reasonably be expected to result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Lien on, any Company Owned Intellectual Property or any Company Licensed Intellectual Property; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned Intellectual Property or Company Licensed Intellectual Property.

(f)    No Company Products or material Patents included in the Company Owned Intellectual Property were developed or derived from using, in whole or in part, funding or resources provided by a Governmental Body.  No facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property. Part 2.8(f) of the Company Disclosure Schedule lists all Company Products (and the current or most recent version number or identifier (if any) of each such Company Product as of the date of this Agreement). If any Company Products are or were the subject of clinical studies, Part 2.8(e) of the Company Disclosure Schedule lists all such clinical studies for each such Company Product.

(g)    The Company has secured from all Company Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company Owned Intellectual Property (each such Person an “Author”), to the extent permitted by applicable Law, unencumbered and unrestricted exclusive ownership of, all of the Authors’ rights, title and interest in such contribution and has obtained the waiver of all non-assignable rights. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure agreements and Intellectual Property assignments from all current and former Authors and, in the case of Patents, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Parent true and complete copies of all such agreements and assignments covering Company Owned Intellectual Property claiming the Company Products that are material to the research, development or commercialization plans of the Company.

(h)    No Company Service Provider currently engaged with or employed by the Company is, to the Knowledge of the Company: (i) bound by or otherwise subject to any Contract with a Third Party restricting such Company Service Provider from performing his/her duties for the Company; or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company.

(i)    The Company takes and has taken commercially reasonable steps designed to protect and preserve the confidentiality of: (i) confidential or non-public information of the Company (including all Trade Secrets owned or possessed by the Company), excluding any information that the Company, in its reasonable business judgment, elected to publish or elected to make available to one or more Third Parties without an obligation of confidentiality; as well as (ii) confidential or non-public information provided by any Third Party to the Company under a written obligation of confidentiality, to the extent required pursuant to that written obligation (all such information, collectively, “Confidential Information”). The Company has implemented in the past three years and maintains reasonable security, disaster recovery and business continuity plans and measures consistent with industry practices of companies of similar size offering similar products or services, and conducts its business in material compliance therewith. To the Knowledge of the Company, in the three years prior to the date of this Agreement, the Company has not experienced any material breach of security or other material unauthorized access by a Third Party to any Confidential Information, including Personal Data, in the Company’s’ possession, custody or control, and there has been no material breach by the Company or, to the Knowledge of the Company, material breach of any Third Party’s obligations to the Company under any Contract relating to any Confidential Information.

(j)    To the Knowledge of the Company, the operation of the business of the Company as previously conducted in the three years prior to the date of this Agreement and as currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the use by the Company of any product, device, process or service used in the business of the Company as previously conducted in the three years prior to the date of this Agreement and as currently conducted, has not, and when operated in the manner currently conducted as of immediately prior to Closing, does not, infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Intellectual Property Rights of a Third Party.

(k)    Except as set forth in Part 2.8(k) of the Company Disclosure Statement, the Company has not been sued in any Legal Proceeding, nor has the Company received any written notice alleging that it has infringed, misappropriated, or violated or, by conducting the business of the Company, would infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices.

(l)    There is no, and there has not in the past three years been any infringement or misappropriation of any Company Owned Intellectual Property by any Third Party. The Company has not brought any Legal Proceeding against a Third Party for infringement or misappropriation of any Intellectual Property Rights.

(m)    Licenses; Agreements.

(i)    Part 2.8(m)(i) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which Intellectual Property material to the Company is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company by a Third Party (other than those that are Non-Scheduled Inbound Contracts) (“Inbound Licenses”, and the Intellectual Property therein, “Company Licensed Intellectual Property”). The Company is current with all payment obligations under the Inbound Licenses and, in its reasonable judgment, does not anticipate any payments to become due under the Inbound Licenses within twelve (12) months after the Closing Date.

(ii)    Part 2.8(m)(ii) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which any Third Party has been granted any license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property material to the Company (in each case, other than those that are Non-Scheduled Outbound Contracts) (“Outbound Licenses”). The Company is not currently bound by, and no Company Owned Intellectual Property Rights are subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world in connection with its business. Except as set forth in any Inbound Licenses, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property with respect to any Third-Party Intellectual Property. Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(iii)    Part 2.8(m)(iii) of the Company Disclosure Schedule lists all Contracts (other than those that are Inbound Licenses or Outbound Licenses) in effect as of the date of this Agreement containing any (A) restrictions, in any material respect, on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Owned Intellectual Property or other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, including covenants not to sue, (B) right of first refusal, option or any other material right to acquire any right, title or interest, including any exclusive license, in or to any Company Owned Intellectual Property or (C) obligation to make any payment due or payable in connection with any change in control of the Company, or any earn-out, milestone or other contingent payments that have not yet been paid under any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered into in the Ordinary Course of Business) (all of the foregoing, the “Other IP Contracts”).

(n)    With respect to the Company Intellectual Property Agreements:

(i)    The Company is not (nor will it be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in material breach of any Company Intellectual Property Agreement, and the consummation of the Contemplated Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any Company Intellectual Property Agreements, or give any party to any Company Intellectual Property Agreement the right to do any of the foregoing, other than, if a Material Consent (as defined in Section 2.23 below) is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(ii)    At and immediately after the Closing, the Surviving Entity that is party to the applicable Company Intellectual Property Agreement will be permitted to enforce all of the obligations and exercise all of the rights of the Company under the Company Intellectual Property Agreements necessary to conduct its business without the payment of any additional amounts or consideration other than (A) ongoing fees, royalties or payments that the Company would otherwise be required to pay, (B) if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(iii)    No Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or to obtain any Person’s approval of a Company Product for the development, manufacture or commercialization of such Company Product; and

(iv)    As of the date of this Agreement, there are no pending Legal Proceedings that the Company has been provided written notice of (or otherwise has Knowledge of), and to the Knowledge of the Company, no other disputes or threatened Legal Proceedings, regarding the scope of any Company Intellectual Property Agreements or performance under any such agreements including with respect to any payments to be made or received by the Company thereunder.

(o)    None of the execution and performance of this Agreement, the consummation of the Contemplated Transactions and the assignment to Parent by operation of Law or otherwise of any Contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) Parent or any of its Affiliates (other than the Surviving Entity) granting to any Third Party any right to or with respect to any material Intellectual Property Rights or Personal Data owned by, or licensed to Parent or any of its Affiliates, (ii) any Party being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Contemplated Transactions or (iii) any termination of, or other material adverse impact to, any Company Intellectual Property Agreements (other than if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent).

(p)    The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosure, delivery, license, or other availability made to (A) Company Service Providers and Company Consultants involved in the development of Company Products, or (B) independent third-party escrow agents pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, no such event has occurred, and no circumstance or condition of which the Company has Knowledge exists that (with or without notice or lapse of time, or both) will (or the Company reasonably expects to) result in the occurrence of such an event. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Contemplated Transactions will result in a release from escrow or other delivery to a Third Party of any Company Source Code.

(q)    Privacy and Personal Data.

(i)    The Company, at all times during the past three years, has complied in all material respects with (A) all of the Company Privacy Commitments (as defined below); and (B) Privacy Laws; except in each case of (A) and (B), as would not reasonably be expected to result in liability material to the Company.

(ii)    The Company has at all times during the past three years, except as would not reasonably be expected to result in liability material to the Company: (A) obtained or received any consents from data subjects required for the Company to comply with applicable Privacy Laws governing the Processing of Personal Data as conducted by or for the Company, (B) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data exercised pursuant to applicable Privacy Laws, and (C) complied in all material respects with all (1) then-current Company Privacy Policies; (2) obligations of the Company under Contracts relating to the Processing of Company Data; and (3) Third Party access program agreements to which the Company is a party, in each case, as required by applicable Privacy Law or by the terms of any Contract by which the Company is bound, or by the terms of the applicable Company Privacy Policy (collectively, Sections 2.8(q)(ii)(A) through 2.8(q)(ii)(C), the “Company Privacy Commitments”. The execution, delivery and performance of this Agreement, including the consummation of the Contemplated Transactions, will not cause, constitute, or result in a material breach or violation by the Company of any Company Privacy Commitments or Privacy Laws. The Company has made available to Parent complete copies of Company Privacy Policies posted at any time in the past three years. No disclosures made or contained in any Company Privacy Policy in the past three years have been materially inaccurate, misleading or deceptive, including by containing any material omission.

(iii)    Except as would not reasonably be expected to result in liability material to the Company, in the past three years, (i) the Company has at all times taken commercially reasonable steps (including implementing and maintaining security systems and technologies in material compliance with all Privacy Laws and in compliance in all material respects with all Company Privacy Commitments) designed to preserve and protect Company Data against (A) loss; (B) theft; and (C) accidental, unauthorized or unlawful Processing in a manner reasonably appropriate to the risks represented by the Processing of such data by the Company and for the Company by its data processors or service providers; and (ii) the Company has taken commercially reasonable steps designed to ensure the reliability of the employees and contractors that have access to Company Data and designed to ensure that all employees and contractors with the right to access to such data are under written obligations of confidentiality with respect to such data. At all times during the past three years, except as would not reasonably be expected to result in liability material to the Company, taken as a whole, the Company has contractually obligated Third Parties that service, host, manage, access or otherwise Process Company Data to comply with applicable Privacy Laws and applicable obligations under Company Privacy Commitments. The Company has no Knowledge that any such Third Parties that service, host, manage, access or otherwise process Company Data, in their provision of services to the Company, have failed to comply in any material respect with applicable Privacy Laws or applicable Company Privacy Commitments.

(iv)    Except as would not reasonably be expected to result in liability material to the Company, in the three years prior to the date of this Agreement, to the Knowledge of the Company, (i) no unauthorized access to any Company systems used by the Company to maintain Company Data, or any Company Products, or any Company Data in the possession, custody or control of any data processor or service provider of the Company, and (ii) no loss, theft, unauthorized access to, or unauthorized use, acquisition, handling, disclosure, or other Processing of, any Company Data or Personal Data maintained by or otherwise in the possession, custody or control of the Company (each, a “Security Incident”) has occurred. Except as would not reasonably be expected to result in liability material to the Company, taken as a whole, (i) to the Knowledge of the Company, as of the date of this Agreement, no “high” or “critical” security vulnerabilities exist in the Company Product or any of the Company’s on-premises or cloud-based software implemented by the Company, which vulnerabilities have not been remediated in a commercially reasonable manner; and (ii) the Company has taken commercially reasonable actions to address, and where applicable, remedy the cause of, all Security Incidents that have occurred in the three years prior to the date of this Agreement. The Company has made all notifications to Persons, Governmental Bodies, media, customers or other Third Parties required under Privacy Laws or Company Privacy Commitments arising out of or relating to any Security Incident of which the Company has Knowledge that has occurred in the three years prior to the date of this Agreement.

(v)    As of the date of this Agreement, the Company has not received and to the Knowledge of the Company, there is no circumstance, except as would not reasonably be expected to result in liability material to the Company, taken as whole, that has arisen in the three years prior to the date of this Agreement that would reasonably be expected to give rise to any (A) written notice of any Legal Proceeding, order, regulatory opinion, audit result or allegation from a Governmental Body, (B) written notice from any Governmental Body, or (C) any written notice from any other Person (including a data subject): (1) alleging or confirming non-compliance by the Company with an applicable requirement of Privacy Laws or Company Privacy Commitments, (2) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (3) permitting or mandating relevant Governmental Bodies to investigate, requisition information from, or enter the premises of, the Company relating to the Company’s actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; or (4) claiming compensation from the Company relating to the Company’s actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; excluding, in the case of all subparts of item (C), any notice relating to customer service or any requests by individuals that would not reasonably be expected to result in liability material to the Company. The Company has not received written notice of being involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments by the Company.

2.9    Material Contracts.

(a)    Part 2.9(a) of the Company Disclosure Schedule lists each Contract (other than any Company Plan set forth in Part 2.15(a) of the Company Disclosure Schedule) that is in effect, and that has not expired or been terminated in accordance with its terms, as of the date of this Agreement to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.9(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)    any Contract (or group of related Contracts), other than a Company Plan, that requires future payments by or to the Company in excess of $100,000 in any calendar year, including any such Contract (or group of such Contracts that are related) for the purchase, lease or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii)    any Contract relating to the acquisition or disposition by the Company of any operating business or assets (other than pursuant to non-exclusive licenses or grants of non-exclusive rights); (B) any Contract relating to the acquisition or disposition by the Company of any operating business or assets (other than pursuant to non-exclusive licenses or grants of non-exclusive rights) under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company have any indemnification obligations, other than any such Contracts entered into in the Ordinary Course of Business;

(iii)    any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the Ordinary Course of Business) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv)    any Contract creating or purporting to create any partnership, alliance or joint venture or any sharing of profits or losses by the Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company that have not yet been paid to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered in into in the Ordinary Course of Business);

(v)    any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi)    any offer letter, employment agreement, independent contractor agreement or other Contract with any current Company Service Provider pursuant to which the Company is or reasonably could be obligated to pay compensation (excluding variable compensation) in excess of $100,000 annually;

(vii)    any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or that imposes any monetary or other material obligations upon the Company to any Governmental Body after the date of this Agreement;

(viii)    all joint venture, partnership (involving sharing of profits) or similar Contracts (and not including any sharing of profits by a Third Party with the Company that are based on sales of goods or services other than Company Products);

(ix)    any Contract under which any Governmental Body has any material rights;

(x)    (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company, or, after the Closing, Parent or the Surviving Entity from engaging in any business or activity in any geographic area or other jurisdiction, other than any such covenant set forth in this Agreement or the agreements ancillary hereto; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, is required to be at least as favorable to such party as those offered to another Person;

(xi)    any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xii)    any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $100,000 or more;

(xiii)    any lease, sublease, rental or occupancy agreement, license (not relating to Intellectual Property), installment, and conditional sale agreement or agreement under which the Company is the lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xiv)    the Company Intellectual Property Agreements; and

(xv)    any Contract (excluding any Contract disclosed in Part 2.14(f) of the Company Disclosure Schedule) that contains a change in control clause or similar provision that would be reasonably be expected to be triggered in connection with the consummation of the Contemplated Transactions and would result in payments by the Company or any successor thereto in excess of $100,000, individually or in the aggregate; and

(xvi)    any Contract not otherwise listed or required to be listed in Part 2.9(a) of the Company Disclosure Schedule (including Company Intellectual Property Agreements) that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

(b)    With respect to each Material Contract listed in Part 2.9(a) of the Company Disclosure Schedule, such Material Contract is, to the Knowledge of the Company, binding and enforceable against the Company and, to the Knowledge of the Company, against each party thereto other than the Company, in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except for breaches, violations or defaults which have not had, and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract, and, to the Knowledge of the Company, no other party to such Material Contract is in violation of any provision, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Material Contract. Since January 1, 2021, the Company has not received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract by the Company. The Company has made available to Parent true and complete copies of each such Material Contract in all material respects (including all modifications, amendments and supplements thereto and waivers thereunder, but not including purchase orders and similar confirmatory documents not specific to provisions that make such Contract a Material Contract).

2.10    Information Technology.

(a)    The Contracts to which the Company is a party to relating to its information technology infrastructure (“IT Infrastructure”) will not be adversely affected by the Contemplated Transactions, and the IT Infrastructure will continue to be available for use by the Company immediately following the consummation of the Merger on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The IT Infrastructure that is currently used in the business of the Company constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company as currently conducted and currently proposed to be conducted , including having reasonably sufficient capacity and maintenance and support requirements to satisfy the material requirements of the business of the Company with regard to information and communications technology, data processing and communications. The IT Infrastructure is: (i) in good working order and functions in material accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with typical industry practice and, where commercially appropriate, is covered by sufficient maintenance or warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by reasonable security and disaster recovery arrangements, including on-site and off-site archival mechanisms for material software and data in the IT Infrastructure, and mechanisms for preventing the introduction of viruses to, and unauthorized access of, the IT Infrastructure.

(b)    All Contracts relating to the IT Infrastructure are, to the Knowledge of the Company, valid and binding. No Contract that relates to the IT Infrastructure has been the subject of any uncured material breach by the Company, or , to the Knowledge of the Company, to any other Person, and the Company (A) has not expressly waived any material breach thereof by any other Person, (B) has not, as of the date of this Agreement, received any written notice of termination of any such Contract, and (C) has no Knowledge of any current or imminent circumstances that would give rise to a breach of any such Contract, or to suspension, variation, revocation or termination of any such Contract without the consent of the Company.

2.11    Liabilities. The Company has no liabilities required by GAAP to be reflected in the Balance Sheet or footnotes to the Balance Sheet other than: (a) those set forth on the face of the Balance Sheet; (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d) those that are not, individually or in the aggregate, material to the Company. Part 2.11 of the Company Disclosure Schedule sets forth all of the Debt of the Company outstanding as of the date of this Agreement.

2.12    Compliance with Laws; Permits.

(a)    The Company is in material compliance with, and at all times during the past three years has been in material compliance with, applicable Laws, including those relating to employment, and as of the date of this Agreement, the Company has not received any written notices of any material violation with respect to such Laws.

(b)    The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the business of the Company or the holding of any such interest (all of the foregoing consents, business licenses, permits, grants and other authorizations, collectively, the “Permits”), and all of the Permits are in full force and effect. Part 2.12(b) of the Company Disclosure Schedule lists all Permits as of the date of this Agreement, other than Permits which the Company’s failure to obtain or possess would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company. As of the date of this Agreement, the Company has not received any written notice from any Governmental Body regarding (A) any actual or alleged material violation of any Permit or any material failure to comply with any term or requirement of any Permit or (B) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, and to the Knowledge of the Company, no such written notice is forthcoming. The Company has materially complied with all of the terms of the Permits and none of the Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger.

2.13    Certain Business Practices. The Company, and to the Knowledge of the Company, the Company Service Providers or other Representatives (a) have not used and are not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) have not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) have not violated and are not violating any Anti-Corruption Laws; (d) have not established or maintained, and are not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) have not made, and is not making, any false or fictitious entries on its accounting books and records; (f) have not made, and are not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and have not paid, and are not paying, any fee, commission or other payment that has not been properly recorded on their accounting books and records as required by the Anti-Corruption Laws; and (g) have not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or any customer for the purpose of obtaining or retaining business.

2.14    Tax Matters.

(a)    The Company has duly and timely filed all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been duly and timely paid. The Company has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Liens for current Taxes not yet delinquent) upon any of the assets of the Company.

(b)    The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) in accordance with GAAP, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(c)    No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. Any past audit of any Tax Return of the Company has been completed and fully resolved and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Governmental Body. There is no unresolved material Tax deficiency outstanding, assessed or proposed against the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)    The Company has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party. Except as would not be material to the Company, all persons who have provided services to the Company that have been classified as independent contractors for Tax purposes were properly so classified.

(e)    The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code) in the two years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the Contemplated Transactions.

(g)    The Company (i) has no disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or non-U.S. tax law, and (ii) has not consummated or participated in, or is currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax law.

(h)    The Company will not be required to include an item of income or gain in, or exclude an item of deduction or loss from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting or use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing Date; (iii) election pursuant to Section 108(i) or Section 965(h) of the Code (or any comparable or similar provisions of applicable Law) made on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) arising from a transaction consummated on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(i)    The Company has made available to Parent true and complete copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. Part 2.14(i) of the Company Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(j)    The Company is not party to any agreement with any Third Party relating to allocating or sharing the payment of, or liability for, Taxes (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes).

(k)    The Company is not nor has it ever been a member of a consolidated, combined, unitary or affiliated group. The Company has no potential liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by Contract (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes), or (iv) by operation of Law or otherwise.

(l)    The Company has no direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business Entity for U.S. federal income Tax purposes, or any interest in a joint venture, Contract or other arrangement that could reasonably be treated as a partnership for U.S. federal income Tax purposes. The Company is and always has been, a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status as a corporation under the Laws of any state, local or foreign jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company uses the accrual method of accounting for income Tax purposes. The taxable year of the Company is the calendar year ending December 31.

(m)    No claim has been made in writing by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has never (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States or otherwise has or has had an office or fixed place of business in a country other than the United States; or (ii) engaged in a trade or business in any country other than its country of formation that subjects it to Tax in such other country. The Company is not required to register in any jurisdiction for VAT purposes pursuant to applicable Laws.

(n)    The Company is, and has been, in compliance with the requirements for any applicable Tax holidays or incentives that have current applicability to the Company, and no such Tax holiday or incentive will be jeopardized by the Contemplated Transactions. Parent and its Subsidiaries (including the Surviving Entity) will not be liable to any Governmental Body for any amounts benefitting the Company before the Closing under any Tax holiday or incentive (including as a result of a termination thereof or disqualification therefrom). The Company has not availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law.

(o)    No share of Company Capital Stock and no Company Warrant is a “covered security” within the meaning of Section 6045(g) of the Code. A valid election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered to Parent true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company within the last three (3) years in accordance with Treasury Regulation Section 1.83-2(d).

(p)    The Company has not participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(q)    The Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(r)    The Company has not transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company is not subject to any gain recognition agreement under Section 367 of the Code.

(s)    The Company has not taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.15    Employee Benefit Plans.

(a)    Part 2.15(a) of the Company Disclosure Schedule sets forth a list of all Company Plans and material Company Service Provider Agreements in effect as of the date of this Agreement (other than (i) Company Service Provider Agreements with employees that are terminable at-will by the Company without a required notice period or severance or change of control pay or benefits, in which case only the form of such Company Service Provider Agreements will be listed, (ii) individual equity award agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of equity award agreement will be listed, and (iii) Company Service Provider Agreements with consultants that are terminable without penalty on not more than thirty (30) days’ notice, in which case only forms of such Company Service Provider Agreements will be listed, unless any such Company Service Provider Agreements provides (x) severance or change of control pay or benefits that are, in each case, greater than required by applicable Law or (y) could reasonably obligate the Company to pay compensation in excess of $50,000 annually).

(b)    With respect to each Company Plan and material Company Service Provider Agreement (other than those that are materially consistent with a Standard Form IP Agreement), the Company has made available to Parent true and complete copies of (to the extent applicable): (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto) as filed; (iii) the most recent summary plan description and all summaries of material modifications; (iv) the most recent IRS determination, opinion or advisory letter issued with respect thereto; (v) the most recent summary annual reports, nondiscrimination testing reports and actuarial reports; and (vi) all material written correspondence given to such Company Plan or Company Service Provider Agreement or the Company by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such Entity by the Company Plan or Company Service Provider Agreement, the Company during the three years preceding the date of this Agreement.

(c)    In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded, operated, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including the Code. There are no Legal Proceedings or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than individual claims for benefits payable in the normal operation of the Company Plan or Company Service Provider Agreement) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. Company has timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan and Company Service Provider Agreement. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and the payment of accrued but unpaid benefits in the ordinary course).

(d)    The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination, opinion or advisory letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan or the tax exempt status of the related trust.

(e)    No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection or association with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f)    Except as otherwise required by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event): (i) result in any payment by the Company becoming due to any Company Service Provider, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan or Company Service Provider Agreement, (iii) result in the acceleration of the time of payment, funding or vesting (other than such accelerated vesting as may occur in the course of terminating any qualified retirement plans )of any payments or benefits under any Company Plan or Company Service Provider Agreement, (iv) require any contribution or payment to fund any obligation under any Company Plan or Company Service Provider Agreement, or (v) limit the right to amend or terminate any Company Plan or Company Service Provider Agreement.

(g)    No Company Plan or Company Service Provider Agreement is, and the Company does not have nor has it ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)    No Company Plan or Company Service Provider Agreement provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law, and neither the Company nor Company ERISA Affiliates has made a written or oral representation promising the same to any Company Service Provider.

(i)    Each Company Plan or Company Service Provider Agreement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

2.16    Employee Matters.

(a)    The Company has made available to the Parent a true and correct list, as of the date of this Agreement, containing: (i) the names of all current Company Service Providers and identification as either a full-time, part-time or temporary employee or independent contractor; (ii) the annual dollar amount of all compensation (including wages, salary or fees, commissions and bonuses) payable to each such Company Service Provider; (iii) dates of first employment or service; (iv) current job title of each employee of the Company; (v) any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation; (vi) visa status, if applicable; and (vii) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended and any similar state law.

(b)    The Company: (i) is, and at all times during the prior three years has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, payment of wages, hours of work, employment taxes and withholdings, labor relations, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), harassment, retaliation, immigration, wrongful discharge or other violation of the rights of any current, former, or prospective Company Service Provider; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Service Provider; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). To the Knowledge of the Company, each current Company Service Provider is legally authorized to work in his or her current position under applicable United States or foreign immigration laws.

(c)    The Company is not, nor has it ever been, a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is currently no, nor has there ever been any, representation campaign or organizing activity with respect to any Company Service Provider.

(d)    There are no currently pending, nor have there ever been any, actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings against the Company by or with any Governmental Body, arbitrator, or other dispute resolution forum in connection with the application, employment or engagement of any current, former or prospective Company Service Provider including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws, nor, to the Knowledge of the Company, are any such Legal Proceedings threatened to be brought or filed.

(e)    To the Knowledge of the Company, (i) no allegations of sexual harassment or misconduct have been made against (A) any of the Company Management, or other officer or director of the Company or (B) any Company Service Provider who, directly or indirectly, supervises other Company Service Providers, and (ii) the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by any Company Service Provider or other Person.

(f)    As of the date of this Agreement, no current Company Service Provider (including any of the Company Management) has provided written notice to the Company of his, her or its intent to terminate his, her, or its relationship with the Company as of the date of this Agreement.

(g)    (i) Except as set forth in Part 2.16 (g) of the Company Disclosure Schedule, all current Company Service Providers who are employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the Company’s relationships with all other current non-employee Company Service Providers can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; (iii) no current Company Service Provider is unable to perform services for the Company as a result of a leave of absence; (iv) each Company Service Provider who has rendered services to the Company who is or was classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Plans or prior employee benefit plans) is properly so characterized, and the Company does not have any material liability as a result of the failure to properly classify any such Company Service Provider as an employee of the Company; (v) the Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees; and (vi) each Company Service Provider who was or is classified as an employee has been correctly classified as exempt or non-exempt for purposes of all applicable Laws, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(h)    The Company is, and at all times during the past three years has been, in compliance in all material respects with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than reimbursements of expenses and fees for the applicable current work period.

2.17    Environmental Matters. The Company is and for the past three years has been in material compliance with all applicable Environmental Laws. During the past three years (or earlier if unresolved), the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to Knowledge of the Company, threatened action or investigation by any Governmental Body under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body or any other Person during the past three years (or earlier if unresolved) that alleges that such current or prior owner or the Company are materially violating or have materially violated, or are liable under any Environmental Law. The Company is and for the past three years has been in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company, are in full force and effect, and the Company is and for the past three years has been in material compliance with the terms thereof. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would reasonably be expected to result in material liability to the Company under Environmental Laws. The Company has made available to Parent true and complete copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company.

2.18    Insurance. As of the date of this Agreement, the Company has the insurance of the types and in the amounts set forth in Part 2.18 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has made available to Parent true and complete copies of the Insurance Policies.

2.19    Legal Proceedings; Orders. (a) Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company, or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of Law (excluding any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions (“Deal Related Litigation”)) and (b) as of the date of this Agreement, there is no pending Deal Related Litigation, and, to the Knowledge of the Company, no Person has threatened to commence any Deal Related Litigation. There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company or any of the Company’s officers or directors (in their respective capacities as such), is subject. For the avoidance of doubt, the Company is not making, and shall not be deemed to have made, any representation with respect to any Deal Related Litigation after the date of this Agreement.

2.20    Authority; Binding Nature of Agreement. Subject to receipt of the Required Company Stockholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the Company Board has (a) determined that this Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholder vote to approve the Company Stockholder Matters. Subject to receipt of the Required Company Stockholder Vote, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Board has not adopted or approved any resolution pursuant to Nevada Corporate Law 92A.380(1)(d) or NRS 92A.390(1) granting dissenter’s, appraisal or similar rights to any holder of Capital Stock or any other equity interests of or in the Company, or to any other Person.

2.21    Vote Required. The adoption of this Agreement and approval of the Merger requires the affirmative vote (the “Required Company Stockholder Vote”) of a majority of the outstanding shares of Company Common Stock. The Required Company Stockholder Vote is the only vote of the holders of any class or series of Company Capital Stock required under applicable Law, the Company’s Articles of Incorporation or the Company’s bylaws to adopt and approve this Agreement and approve the Merger. The Company has taken all action necessary to permit the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement under (i) the Nevada Statutes and any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) that is applicable to the Company or (ii) any anti-takeover provision in the Company’s Articles of Incorporation or bylaws that may restrict the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement.

2.22    Counterparties. The Company has no outstanding material disputes with any of its vendors, partners, medical centers, manufacturers or other counterparties to Material Contracts (each, a “Counterparty”). Each Counterparty is listed in Part 2.22 of the Company Disclosure Schedule. As of the date of this Agreement, the Company has not received any written or, to the Knowledge of the Company, other information from any Counterparty that such Counterparty shall not continue in its relationship with the Company (or the Surviving Entity or Parent or any of their respective Subsidiaries) after the Closing or that such Counterparty intends to terminate or materially modify existing Contracts with the Company (or the Surviving Entity or Parent or any of their respective Subsidiaries). There is no material dissatisfaction on the part of the Company with respect to any Counterparty and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Counterparty with respect to the Company.

2.23    Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company, and except for the Material Consents, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, will not cause a: (a) violation of any of the provisions of the Company’s Articles of Incorporation or bylaws; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company, pursuant to any Material Contract. Except as may be required by Nevada Corporate Law or governmental regulation, as would not reasonably be expected to be material to the Company, or as set forth in Part 2.23 of the Company Disclosure Schedule (the “Material Consents”), the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger. On or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in Articles of Incorporation or bylaws (or similar organizational documents) of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Shares or any other equity interests in the Company, this Agreement, the Merger or the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or the Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Articles of Incorporation, the Company’s bylaws, or pursuant to any Law to which the Company is subject, is, or at the First Effective Time will be, applicable to this Agreement, the Merger or the Contemplated Transactions.

2.24    Brokers; Finders. Except as set forth in Part 2.24 o broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.25    Related Party Transactions. Except as set forth in Part 2.25(a) of the Company Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company, or its respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed in Part 2.15(a) of the Company Disclosure Schedule, (d) Company Plans or Company Service Provider Agreements and (e) agreements relating to Company Options (each Contract required to be set forth in Part 2.25(a) of the Company Disclosure Schedule, an “Affiliated Agreement”). To the Knowledge of the Company, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract. Except as set forth in Part 2.25(b) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

2.26    Disclosure. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Subs for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus.

2.27    Regulatory Matters.

(a)    As used herein, “IND” means an investigational new drug application or clinical trial application filed with the FDA or any comparable foreign Governmental Authority, including all documents, data and other information concerning the applicable drug that are necessary for or filed with such application and “FDA” means the U.S. Food and Drug Administration.

(b)    The Company has obtained all Permits required by the FDA to conduct the business of the Company as it is currently conducted (the “FDA Permits”). All of the FDA Permits are in full force and effect, and the Company is in material compliance with each such permit held by or issued to it. Except as disclosed in Part 2.27(b) of the Company Disclosure Schedule, the Company has not received any written notice of any threatened or pending complaint, charge, investigation, hearing, warning letter, untitled letter, finding of deficiency or non-compliance, adverse inspection report, FDA Form 483, penalty, fine, sanction, request for recall, or other remedial action, audit, audit report, or any revocation, withdrawal, or suspension of any approval, permit, registration, license or other authorization, or other adverse regulatory action by any Governmental Authority pursuant to any Laws applicable to the Company.

(c)    The Company’s product candidates for human use or anticipated to be for human use (the “Product Candidates”) are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with the FDCA and applicable implementing regulations issued by the FDA and applicable Laws and applicable implementing regulation issued by the European Medicines Agency (“EMA”) and any other applicable Governmental Authorities, including, as applicable, those Laws relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices, investigational use and applications to market a new pharmaceutical product and, to the Knowledge of the Company without investigation, all Laws referred to in EudraLex Volume 10 (Guidelines for Clinical Trials).

(d)    The Company has made available to Parent as of the date of this Agreement a complete and correct copy of (w) all material submissions to the FDA or EMA regarding the Product Candidates , including all INDs and all supplements and amendments thereto (“Regulatory Submissions”), (x) all material correspondence to or from the FDA or EMA with respect to the Product Candidates, (y) all material contact reports or similar reports documenting meetings, phone calls or other communications with the FDA or EMA and (z) all study reports (including any interim or preliminary study reports). All Regulatory Submissions (and any supporting documentation thereto) and, any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, notifications, licenses or permits of the FDA, EMA or any other comparable non-U.S. Governmental Authority relating to the Company, the business currently conducted by the Company and the Company’s products, when submitted to the FDA or any other comparable non-U.S. Governmental Authority, including institutional review boards, independent ethics committees, or similar bodies, were, to the Company’s Knowledge, true and correct in all material respects as of the date of submission or subsequently corrected.

(e)    Except as disclosed in Part 2.27(e) of the Company Disclosure Schedule, the Company has not sponsored or conducted any clinical trial (including but not limited to any trial conducted pursuant to an exploratory IND or exploratory CTA).

(f)    To the extent required by applicable Laws, all clinical studies, preclinical studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance with the research protocols submitted to the FDA or other Governmental Authority, good laboratory practices, good clinical practices, and all applicable Laws, including, but not limited to, the FDCA and the Laws of the EMA and, to the Company’s Knowledge, all clinical studies and preclinical studies and tests conducted by or on behalf of the Company have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Laws. No clinical study conducted by or on behalf of the Company has been terminated or suspended prior to completion. None of the FDA, EMA or any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical study conducted by or on behalf of the Company has commenced, or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of the Company.

(g)    To the extent required by applicable Laws, all preclinical tests performed in connection with or as the basis for any regulatory approval that has been sought or obtained for the Product Candidates, and, to the Company’s Knowledge, all other preclinical tests prepared in connection with or as the basis for any such regulatory approval, either (x) have been conducted in material compliance with all applicable Laws and rules, including, where applicable, “Good Laboratory Practice” (“GLP”) as set forth in 21 CFR Part 58, the United States Animal Welfare Act, the International Conference on Harmonization’s (ICH) Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (y) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the FDA in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by Company.

(h)    The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729).

(i)    The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Product Candidates that violated in any material respect any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, or any applicable state self-referral law.

(j)    The Company has not submitted any claim for payment to any government healthcare program related to any of the Product Candidates in material violation of any laws relating to false claims or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(k)    The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy laws.

(l)    All manufacturing operations conducted by or for the benefit of the Company with respect to the Product Candidates have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by the EMA and other Governmental Authorities in countries outside the United States. Except as disclosed in Part 2.27(l)(i) of the Company Disclosure Schedule, the Company has not recalled any Product Candidates and no Governmental Authority has suspended or otherwise restricted the manufacture of any of the Product Candidates. Except as disclosed in Part 2.27(l)(ii) of the Company Disclosure Schedule, the Company has not received any written notice that the FDA, EMA or any other Governmental Authority, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend or otherwise restrict the manufacture of any of the Product Candidates.

(m)    Neither the Company nor any Company personnel, Representative or controlled Affiliate has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, the EMA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. None of the Company or, to the Company’s Knowledge, any of its officers, directors, Representatives or other Company personnel, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Laws, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7. To the Company’s Knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or threatened, against the Company or any of its officers, directors, Representatives or other Company personnel.

(n)    The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

(o)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (x) the Company owns, and has possession of or control over, all of the Company’s personal identifiable information (“PII”) and pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information, and (y) such data and information (i) does not include non-key-coded clinical trial participant information or the means for reversing key coding, (ii) is located at the Company’s premises and in the Company’s systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (iii) will be owned, in the possession and control of, and to the Knowledge of the Company, available for use by, Parent immediately following the Closing Date, free and clear of any restrictions, limitations or obligations. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (A) the Company has obtained all consents and approvals that are necessary to collect, process, use and disclose the PII in its possession, and (B) there is no unauthorized use by the Company or, to the Knowledge of the Company, its Third Party Service Providers, of such PII. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and, if tested, such plans and procedures have been proven effective upon testing in all material respects.

(p)    Since January 1, 2018 through the date hereof, there has not occurred any Key Clinical Event. As used in this Section 2.27, “Key Clinical Event” means any action, or any event, fact, circumstance, occurrence or adverse audit or inspection finding that would reasonably be expected to lead to an action, by a Governmental Authority to place a clinical hold order on, or otherwise terminate, suspend or restrict, any ongoing clinical trial conducted, which, in the case of any of the foregoing, would reasonably be expected to materially delay or materially impair submission of the NDA seeking regulatory approval of CPI 613 proposed to be made by the Company (the “Key Product NDA”).

(q)    To the Company’s Knowledge, there have been no Serious Adverse Events that have not been described in the final clinical study reports for clinical studies of Product Candidates or otherwise communicated in writing to Parent prior to the First Effective Time. For purposes hereof, (i) “Serious Adverse Event” means, with respect to any Product Candidate, any Adverse Experience that results in any of the following outcomes: death, a life threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability or incapacity, a congenital anomaly or birth defect or any other effect that may otherwise jeopardize the patient or clinical study subject or may require intervention to prevent one of the aforementioned outcomes and (ii) “Adverse Experience” means any untoward medical occurrence in a patient or clinical investigation subject administered any Product Candidate, and which does not necessarily have a causal relationship with the treatment for which such Product Candidate is intended to be used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such Product Candidate, or the worsening in severity of a pre-existing condition after administration of such Product Candidate, whether or not related to such Product Candidate.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to Company, except as set forth in the Parent Disclosure Schedule (subject to (a) the qualifications set forth in Section 10.14 (Disclosure Schedule) or (b) as disclosed in the Parent SEC Reports filed with the SEC and publicly available on the SEC’s EDGAR system, in each case, prior to the date of this Agreement) (except to the extent such representations and warranties are specifically made as of a particular date, in which case Parent and Merger Subs make the representations and warranties as of such particular date), as follows:

3.1    Due Incorporation.

(a)    Parent and each of its Subsidiaries is a corporation or limited liability company duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada.

(b)    Parent and each of its Subsidiaries has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate each of its respective properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not be material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that has not had, and would not have a Parent Material Adverse Effect.

(c)    Parent has made available to the Company the certificate of incorporation and the bylaws or equivalent organizational documents of Parent and each of its Subsidiaries, including all amendments thereto, as in effect as of the date of this Agreement, and neither the Parent nor any of its Subsidiaries is in violation of, in conflict with, or in default under any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time, or both, would result in such violation, conflict or default. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

3.2    Capitalization, Etc.

(a)    As of the date hereof, the authorized Parent Capital Stock consists solely of (i) 35 million shares of Class A common stock, (ii) 200 million shares of Class B common stock, and (iii) 10 million shares of Parent Preferred Stock. A total of 23,921,892 of shares of Parent Class B Common Stock, 787,163 shares of Parent Class A Common Stock and no shares of Parent Preferred Stock are issued and outstanding as of the date hereof. As of the date hereof, Parent has reserved the following shares of Parent Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Parent Equity Plan or otherwise: 638,409 shares are subject to outstanding and unexercised options to purchase Parent Class B Common Stock, 608,541 shares are subject unvested restricted stock awards, and 171,986 shares remain available for issuance thereunder. The Debt of Parent as of the Parent date hereof is listed in Part 3.2(a) of the Parent Disclosure Schedule.

(b)    Except as described in Section 3.2(a) (Capitalization, Etc.), (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by Parent, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Capital Stock or other equity securities of Parent, (B) there are no obligations, contingent or otherwise, of Parent to (1) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person,.

(c)    There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent.

(d)    There are no bonds, debentures, notes or other Debt of Parent or its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which holders of Parent Capital Stock may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Parent, or any holder of the warrants or options to purchase Parent Common Stock is a party or is bound with respect to the voting or consent of any shares of Parent Capital Stock.

(e)    All of the outstanding shares of Parent Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws and other applicable Laws.

(f)    The authorized capital stock of First Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of First Merger Sub is, and as of the First Effective Time shall be, directly or indirectly owned by Parent.

(g)    The Second Merger Sub has only one class of membership interests. All of the issued and outstanding equity interests of Second Merger Sub is, and as of each of the First Effective Time and Second Effective Time shall be, directly or indirectly owned by Parent..

(h)    All of the Parent Subsidiaries, except Merger Subs, are set forth in the Parent SEC Documents. Parent owns, directly or indirectly, the capital stock or other equity interests of each Parent Subsidiary, free and clear of any Liens, and all of the issued and outstanding shares of capital stock or other equity interests of each Parent Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(i)    The Parent Common Stock is listed on the NYSE. Parent will maintain such listing immediately after Closing.

3.3    Authority; Binding Nature of Agreement. Subject to receipt of the Required Parent Stockholder Vote, Parent and Merger Subs have all necessary corporate power and authority to enter into and to perform their obligations under this Agreement and any Ancillary Agreements to which they are a party, and the execution, delivery and performance by Parent and Merger Subs of this Agreement and any Ancillary Agreements to which they are a party have been duly authorized by all necessary action on the part of Parent, Merger Subs and their respective boards of directors or members, as applicable. Subject to receipt of the Required Parent Stockholder Vote, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. The issuance of the Parent Common Stock in the Merger requires the affirmative vote of a majority of the outstanding shares of Parent Capital Stock. The Required Parent Stockholder Vote is the only vote of the holders of any class or series of Parent Capital Stock required under applicable Law, the Parent’s certificate of incorporation or the Parents bylaws to approve the issuance of the Parent Common Stock in the Merger.

3.4    Non-Contravention; Consents. The execution and delivery of this Agreement or any of the Ancillary Agreements by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Contemplated Transactions will not cause: (a) a violation of any of the provisions of the certificate of incorporation/articles of incorporation/articles of organization, limited liability company agreement or bylaws of Parent or Merger Subs, (b) a violation by Parent or Merger Subs of any Law applicable to Parent or Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Subs’ business or Parent’s or Merger Subs’ ability to consummate the Contemplated Transactions, or (c) a default on the part of Parent or Merger Subs under any material Contract of Parent or Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Subs’ ability to consummate the Contemplated Transactions. Except as may be required by the (i) the filing with the SEC of the Form S-4 and the declaration of effectiveness of the Form S-4 by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such filings and approvals as may be required under Securities Act of 1933, as amended, or the rules and regulations of NYSE, (iii) the DGCL, Nevada Corporate Law or governmental regulation, neither Parent nor Merger Subs is required to obtain any Consent from any Governmental Body or party to a material Contract of Parent or Merger Subs at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Subs of the Merger.

3.5    Absence of Certain Changes. Except as expressly contemplated by this Agreement, between July 31, 2023 and the date of this Agreement (a) no event or series of related events has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (b) no event or action has occurred that would require the consent of the Company pursuant to Section 4.3 (Conduct of the Business of Parent) if such event or action occurred during the Pre-Closing Period; or (c) except in connection with the Contemplated Transactions, Parent and its Subsidiaries have used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

3.6    Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the Knowledge of Parent or Merger Subs, being threatened) against Parent, its Subsidiaries or Merger Subs (a) challenging the Merger or (b) that would be material to Parent and its Subsidiaries, taken as a whole.

3.7    SEC Reports, Financial Statements.

(a)    Parent and its Subsidiaries have timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2021 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(b)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.

(c)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(d)    Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent Financial Statements.

(e)    Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE. Parent Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Parent has taken no action designed to, or which to the Knowledge of Parent is likely to have the effect of, terminating the registration of Parent Common Stock under the Exchange Act, nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the twelve (12) months preceding the date hereof, received notice from the NYSE to the effect that Parent is not in compliance with the listing or maintenance requirements of the NYSE. Parent is, and upon consummation of the Merger has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Parent Common Stock is currently eligible for electronic transfer through the DTC or another established clearing corporation and Parent is current in payment of the fees to the DTC (or such other established clearing corporation) in connection with such electronic transfer.

(f)    Except for matters resolved prior to the date hereof, since January 1, 2021, (i) none of Parent, any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of Parent, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent, any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Parent Financial Statements and (ii) neither Parent nor any Parent Subsidiary has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of Parent’s auditors.

(g)    Since January 1, 2021: (i) neither Parent nor any director or officer of Parent has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Parent or any oral or written complaint, allegation, assertion, or claim from employees of Parent regarding questionable financial accounting or auditing matters with respect to Parent; and (ii) no attorney representing Parent, whether or not employed by Parent, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Parent or any of its officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of Parent.

(h)    Parent has reserved or will reserve prior to the First Effective Time from its duly authorized capital stock, sufficient shares of Parent Common Stock as are issuable pursuant to this Agreement including to Company Stockholders and for issuance pursuant to the Assumed Warrants (including the Parent Public Warrants) and the Rollover Options.

3.8    Liabilities. Parent has no liabilities required by GAAP to be reflected in the audited consolidated balance sheet or footnotes as of July 31, 2023 (the “Parent Audited Balance Sheet”) included in the Parent Financial Statements, other than: (a) those set forth on the face of the Parent Audited Balance Sheet; (b) those incurred in the Ordinary Course of Business since the date of the Parent Audited Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to Parent’s business as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d) those that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

3.9    Compliance with Laws; Permits.

(a)    Parent, its Subsidiaries and Merger Subs are in material compliance with, and at all times during the past three years have been in material compliance with, applicable Laws, including those relating to employment and the listing and other rules and regulations of NYSE, and as of the date of this Agreement, neither Parent , its Subsidiaries nor Merger Subs has received any written notices of any violation with respect to such Laws. Parent is not registered as an investment company pursuant to the Investment Company Act of 1940 and the nature of its business and operations and the ownership of its assets does not require it to be so registered.

(b)    Parent has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) pursuant to which Parent currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the business of Parent or the holding of any such interest (all of the foregoing consents, business licenses, permits, grants and other authorizations, collectively, the “Parent Permits”), and all of the Parent Permits are in full force and effect. As of the date of this Agreement, Parent has not received any written notice from any Governmental Body regarding (A) any actual or alleged material violation of any Parent Permit or any material failure to comply with any term or requirement of any Parent Permit or (B) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Parent Permit, and to the Knowledge of Parent, no such written notice is forthcoming. Parent has materially complied with all of the terms of the Parent Permits and none of the Parent Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger.

3.10    Title to Assets; Real Property.Parent has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Parent Audited Balance Sheet or acquired after the date of the Parent Audited Balance Sheet, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business consistent with past practice since the date of the Parent Audited Balance Sheet. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. Part 3.10 of the Parent Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Parent has delivered or made available to the Company true, complete and correct copies of the deeds and other instruments (as recorded) by which Parent acquired such Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no actions pending nor, to Parent's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. There are no actions pending nor, to Parent’s Knowledge, threatened against Parent or its Subsidiaries arising from the prior sale of any Real Property owned by Parent or its Subsidiaries.

3.11    Environmental Matters. Parent is and for the past three years has been in material compliance with all applicable Environmental Laws. During the past three years (or earlier if unresolved), the Parent has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that Parent is or may be in violation of, or may be liable under, any Environmental Law, and Parent is not subject to any pending or, to Knowledge of Parent, threatened action or investigation by any Governmental Body under any Environmental Law. To the Knowledge of the Parent, no current or prior owner of any property leased or controlled by Parent has received any written notice from a Governmental Body or any other Person during the past three years (or earlier if unresolved) that alleges that such current or prior owner or Parent are materially violating or have materially violated, or are liable under any Environmental Law. Parent is and for the past three years has been in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by Parent under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by Parent, are in full force and effect, and Parent is and for the past three years has been in material compliance with the terms thereof. Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would reasonably be expected to result in material liability to Parent under Environmental Laws. Parent has made available to the Company true and complete copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of Parent.

3.12    Employee Benefit Plans.

(a)    Part 3.12(a) of the Parent Disclosure Schedule sets forth a list of all Parent Plans and material Parent Service Provider Agreements in effect as of the date of this Agreement (other than (i) Parent Service Provider Agreements with employees that are terminable at-will by the Parent without a required notice period or severance or change of control pay or benefits, in which case only the form of such Parent Service Provider Agreements will be listed, (ii) individual equity award agreements that do not deviate from the Parent’s standard forms, in which case only such standard forms of equity award agreement will be listed, and (iii) Parent Service Provider Agreements with consultants that are terminable without penalty on not more than thirty (30) days’ notice, in which case only forms of such Parent Service Provider Agreements will be listed, unless any such Parent Service Provider Agreements provides (x) severance or change of control pay or benefits that are, in each case, greater than required by applicable Law or (y) could reasonably obligate the Parent to pay compensation in excess of $50,000 annually).

(b)    With respect to each Parent Plan and material Parent Service Provider Agreement (other than those that are materially consistent with a Standard Form IP Agreement), the Parent has made available to Company true and complete copies of (to the extent applicable): (i) each writing constituting a part of any written Parent Plan and Parent Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Parent Plan or Parent Service Provider Agreement, and written summaries of the material terms of all unwritten Parent Plans and Parent Service Provider Agreements; (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto) as filed; (iii) the most recent summary plan description and all summaries of material modifications; (iv) the most recent IRS determination, opinion or advisory letter issued with respect thereto; (v) the most recent summary annual reports, nondiscrimination testing reports and actuarial reports; and (vi) all material written correspondence given to such Parent Plan or Parent Service Provider Agreement or the Parent by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Parent Plan or Parent Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Parent Plan or Parent Service Provider Agreement or provided to any such Entity by the Parent Plan or Parent Service Provider Agreement, the Parent during the three years preceding the date of this Agreement.

(c)    In all material respects, each Parent Plan and Parent Service Provider Agreement has been established, funded, operated, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including the Code. There are no Legal Proceedings or claims pending, or, to the Knowledge of the Parent, threatened or reasonably anticipated (other than individual claims for benefits payable in the normal operation of the Parent Plan or Parent Service Provider Agreement) with respect to any Parent Plan or Parent Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Parent, threatened by any Governmental Body with respect to any Parent Plan or Parent Service Provider Agreement. Parent has timely made all contributions, distributions, reimbursements and payments that are due with respect to each Parent Plan and Parent Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Parent Plan and Parent Service Provider Agreement. Each Parent Plan and Parent Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Company or the Parent (other than ordinary administration expenses and the payment of accrued but unpaid benefits in the ordinary course).

(d)    The Parent Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination, opinion or advisory letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Parent, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Parent Plan or the tax exempt status of the related trust.

(e)    No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection or association with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Parent is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f)    Except as otherwise required by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event): (i) result in any payment by the Parent becoming due to any Parent Service Provider, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Plan or Parent Service Provider Agreement, (iii) result in the acceleration of the time of payment, funding or vesting (other than such accelerated vesting as may occur in the course of terminating any qualified retirement plans )of any payments or benefits under any Parent Plan or Parent Service Provider Agreement, (iv) require any contribution or payment to fund any obligation under any Parent Plan or Parent Service Provider Agreement, or (v) limit the right to amend or terminate any Parent Plan or Parent Service Provider Agreement.

(g)    No Parent Plan or Parent Service Provider Agreement is, and the Parent does not have nor has it ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Parent has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)    No Parent Plan or Parent Service Provider Agreement provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law, and neither the Parent nor Parent ERISA Affiliates has made a written or oral representation promising the same to any Parent Service Provider.

(i)    Each Parent Plan or Parent Service Provider Agreement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

3.13    Related Party Transactions.Except as set forth in Part 3.13(a) of the Parent Disclosure Schedule or in the Parent SEC Report, there are no obligations of the Parent to, or Contracts with, current or former officers, directors, stockholders or employees of the Parent, or its respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Parent, (c) benefits due under Parent Plans, Parent Service Provider Agreements and ordinary course fringe benefits not required to be listed in Part 3.11(a) of the Parent Disclosure Schedule, (d) Parent Plans or Parent Service Provider Agreements and (e) agreements relating to options to purchase Parent Capital Stock (each Contract required to be set forth in Part 3.13(a) of the Parent Disclosure Schedule, an “Parent Affiliated Agreement”). To the Knowledge of the Parent, no officer, director or employee of the Parent or Parent Stockholder is directly interested in any Material Contract. Except as set forth in Part 3.13(b) of the Parent Disclosure Schedule, neither the Parent nor, to the Knowledge of the Parent, any of its Affiliates, directors, officers or employees of the Parent possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor, lessor, lessee or competitor of the Parent.

3.14    Merger Subs. Merger Subs (a) were formed solely for the purpose of engaging in the Contemplated Transactions and are each a wholly owned subsidiary of Parent, (b) have engaged in no other business activities, (c) have each conducted its operations only as contemplated by this Agreement, and (d) have no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Contemplated Transactions.

3.15    Valid Issuance. The Parent Common Stock to be issued pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer except as contemplated hereby.

3.16    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Subs for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, except that no representation is made by Parent or Merger Subs with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus.

3.17    Tax Matters.

(a)    Parent has duly and timely filed all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by Parent (whether or not shown on any Tax Return) have been duly and timely paid. Parent has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Liens for current Taxes not yet delinquent) upon any of the assets of Parent.

(b)    The unpaid Taxes of Parent (i) did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Audited Balance Sheet (rather than in any notes thereto) in accordance with GAAP, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Returns. Since the Parent Balance Sheet Date, Parent has not incurred any liability for Taxes outside the Ordinary Course of Business.

(c)    No audit or other examination of any Tax Return of Parent is presently in progress, nor has Parent been notified in writing of any request for such an audit or other examination. Any past audit of any Tax Return of Parent has been completed and fully resolved and all Taxes determined by such audit to be due from Parent have been paid in full to the applicable Governmental Body. There is no unresolved material Tax deficiency outstanding, assessed or proposed against Parent. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)    Parent has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party. Except as would not be material to Parent, all persons who have provided services to Parent that have been classified as independent contractors for Tax purposes were properly so classified.

(e)    Parent is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code) in the two years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the Contemplated Transactions.

(g)    Parent (i) has no disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or non-U.S. tax law, and (ii) has not consummated or participated in, or is currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax law.

(h)    Parent will not be required to include an item of income or gain in, or exclude an item of deduction or loss from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting or use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing Date; (iii) election pursuant to Section 108(i) or Section 965(h) of the Code (or any comparable or similar provisions of applicable Law) made on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) arising from a transaction consummated on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(i)    Parent has made available to the Company true and complete copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Parent. Part 3.17(i) of the Parent Disclosure Schedule sets forth each jurisdiction where Parent will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(j)    Parent is not party to any agreement with any Third Party relating to allocating or sharing the payment of, or liability for, Taxes (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes).

(k)    Parent is not nor has it ever been a member of a consolidated, combined, unitary or affiliated group. Parent has no potential liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by Contract (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes), or (iv) by operation of Law or otherwise.

(l)    Parent has no direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business Entity for U.S. federal income Tax purposes, or any interest in a joint venture, Contract or other arrangement that could reasonably be treated as a partnership for U.S. federal income Tax purposes. Parent is and always has been, a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status as a corporation under the Laws of any state, local or foreign jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Parent uses the accrual method of accounting for income Tax purposes. The taxable year of Parent is the calendar year ending December 31.

(m)    No claim has been made in writing by any Governmental Body in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction. Parent has never (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States or otherwise has or has had an office or fixed place of business in a country other than the United States; or (ii) engaged in a trade or business in any country other than its country of formation that subjects it to Tax in such other country. Parent is not required to register in any jurisdiction for VAT purposes pursuant to applicable Laws.

(n)    Parent is, and has been, in compliance with the requirements for any applicable Tax holidays or incentives that have current applicability to Parent, and no such Tax holiday or incentive will be jeopardized by the Contemplated Transactions. The Company and its Subsidiaries (including the Surviving Entity) will not be liable to any Governmental Body for any amounts benefitting Parent before the Closing under any Tax holiday or incentive (including as a result of a termination thereof or disqualification therefrom). Parent has not availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law.

(o)    No share of Parent Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code. A valid election under Section 83(b) of the Code was made for each share of Parent Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. Parent has delivered to the Company true, correct, and complete copies of all election statements under Section 83(b) of the Code received by Parent within the last three (3) years in accordance with Treasury Regulation Section 1.83-2(d).

(p)    Parent has not participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(q)    Parent is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent. The prices for any property or services (or for the use of any property) provided by or to Parent are arm’s length prices for purposes of all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(r)    Parent has not transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. Parent is not subject to any gain recognition agreement under Section 367 of the Code.

(s)    Parent has not taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.18    Employee Matters.

(a)    Parent has made available to the Company a true and correct list, as of the date of this Agreement, containing: (i) the names of all current Parent Service Providers and identification as either a full-time, part-time or temporary employee or independent contractor; (ii) the annual dollar amount of all compensation (including wages, salary or fees, commissions and bonuses) payable to each such Parent Service Provider; (iii) dates of first employment or service; (iv) current job title of each Parent Service Provider; (v) any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation; (vi) visa status, if applicable; and (vii) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended and any similar state law.

(b)    Parent: (i) is, and at all times during the prior three years has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, payment of wages, hours of work, employment taxes and withholdings, labor relations, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), harassment, retaliation, immigration, wrongful discharge or other violation of the rights of any current, former, or prospective Parent Service Provider; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Parent Service Provider; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Parent Service Provider (other than routine payments to be made in the normal course of business). To the Knowledge of Parent, each current Parent Service Provider is legally authorized to work in his or her current position under applicable United States or foreign immigration laws.

3.19    Insurance. As of the date of this Agreement, Parent has the insurance of the types and in the amounts set forth in Part 3.19 of the Parent Disclosure Schedule (the “Parent Insurance Policies”). The Parent Insurance Policies are in full force and effect and all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Parent is in compliance in all material respects with the terms of such policies. Parent has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. Parent has made available to the Company true and complete copies of the Parent Insurance Policies.

3.20    Certain Business Practices. Parent, and to the Knowledge of Parent, the Parent Service Providers or other Representatives (a) have not used and are not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) have not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) have not violated and are not violating any Anti-Corruption Laws; (d) have not established or maintained, and are not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) have not made, and is not making, any false or fictitious entries on its accounting books and records; (f) have not made, and are not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and have not paid, and are not paying, any fee, commission or other payment that has not been properly recorded on their accounting books and records as required by the Anti-Corruption Laws; and (g) have not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or any customer for the purpose of obtaining or retaining business.

3.21    Parent and Parent Investment Company Intellectual Property.

(a)    As used herein, the following terms have the meanings indicated below:

“Parent Investment Companies” shall mean any and all life sciences companies and institutions in which the Parent has an equity or financial interest, including Affiliates and non-Affiliates, including but not limited to pharmaceutical, biotechnology, diagnostics and medical devices companies and institutions.

“Parent Owned Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by the Parent.

“Parent Investment Companies Owned Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by the Parent Investment Companies.

“Parent Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Parent, excluding any of the foregoing that expired (with no opportunity to renew) prior to the date of this Agreement, or that the Parent, in its reasonable business judgment, elected to abandon or allow to lapse (and in fact lapsed or were abandoned) prior to the date of this Agreement.

“Parent Investment Companies Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Parent Investment Companies, excluding any of the foregoing that expired (with no opportunity to renew) prior to the date of this Agreement, or that the Parent Investment Companies, in their reasonable business judgment, elected to abandon or allow to lapse (and in fact lapsed or were abandoned) prior to the date of this Agreement.

(b)    To Parent’s Knowledge all actions that are required to be taken have been taken by the Parent and Parent Investment Companies vis-à-vis the applicable authorities with which Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property was registered or filed within 60 days of the date of this Agreement. To Parent’s Knowledge, each item of Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property that has been issued is valid and subsisting. To Parent’s Knowledge, all registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property or any pending applications therefor have been paid and all documents, recordations and certificates in connection with such Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property and recording and perfecting the ownership interests of the Parent and Parent Investment Companies therein.

(c)    There are no inventorship challenges, opposition or nullity proceedings or interferences, derivation proceedings, post grant review or inter partes review proceedings, provoked, declared, commenced, or to the Knowledge of the Parent threatened, with respect to any Patents included in the Parent’s Registered Intellectual Property. To the Knowledge of the Parent, there are no inventorship challenges, opposition or nullity proceedings or interferences, derivation proceedings, post grant review or inter partes review proceedings, threatened, provoked, declared, or commenced, with respect to any Patents included in the Parent Investment Companies Registered Intellectual Property. The Parent has no Knowledge of any information affecting the validity of any Parent Registered Intellectual Property and Parent Investment Companies Registered Intellectual Property.

(d)    Parent has not, and to Parent’s Knowledge, the Parent Investment Companies have not, been sued in any Legal Proceeding relating to Intellectual Property Rights or threatened with such a proceeding. Parent has not, and to Parent’s Knowledge, none of Parent Investment Companies have, received any written notice alleging that Parent or Parent Investment Companies has infringed, misappropriated, or violated or, by conducting the business of Parent and Parent Investment Companies, would infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices.

(e)    To the knowledge of Parent, none of the execution and performance of this Agreement, the consummation of the Contemplated Transactions and the assignment to Parent and Parent Investment Companies by operation of Law or otherwise of any Contracts to which the Parent and Parent Investment Companies is a party or by which any of its assets is bound, will result in: (i) Parent and Parent Investment Companies granting to any Third Party any right to or with respect to any material Intellectual Property Rights or Personal Data owned by, or licensed to Parent and Parent Investment Companies, (ii) any Party being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Contemplated Transactions or (iii) any termination of, or other material adverse impact to, any Parent and Parent Investment Companies Intellectual Property Agreements.

3.22    Regulatory Matters.

(a)    Neither Parent nor Merger Subs nor any of Parent’s or Merger Subs’ personnel, Representatives or controlled Affiliates has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, the EMA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. None of the Parent or Merger Subs or, to Parent’s or Merger Subs’ Knowledge, any of their officers, directors, Representatives or other of Parent’s or Merger Subs’ personnel, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Laws, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7. To Parent’s and Merger Subs’ Knowledge, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of Parent or Merger Subs are pending or threatened, against Parent or Merger Subs or any of their officers, directors, Representatives or other personnel.

(b)    Parent’s product candidates for human use or anticipated to be for human use (the “Parent Product Candidates”) are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with the FDCA and applicable implementing regulations issued by the FDA and applicable Laws and applicable implementing regulation issued by the EM and any other applicable Governmental Authorities, including, as applicable, those Laws relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices, investigational use and applications to market a new pharmaceutical product and, to the Knowledge of Parent without investigation, all Laws referred to in EudraLex Volume 10 (Guidelines for Clinical Trials).

(c)    To the extent required by applicable Laws, all clinical studies, preclinical studies and tests conducted by or on behalf of Parent have been, and if still pending are being, conducted in material compliance with the research protocols submitted to the FDA or other Governmental Authority, good laboratory practices, good clinical practices, and all applicable Laws, including, but not limited to, the FDCA and the Laws of the EMA and, to Parent’s Knowledge, all clinical studies and preclinical studies and tests conducted by or on behalf of Parent have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Laws. No clinical study conducted by or on behalf of Parent has been terminated or suspended prior to completion. None of the FDA, EMA or any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical study conducted by or on behalf of Parent has commenced, or, to Parent’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of Parent.

(d)    Parent is not subject to any investigation that is pending and of which Parent has been notified in writing or, to Parent’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729.

(e)    Parent has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Parent Product Candidates that violated in any material respect any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, or any applicable state self-referral law.

(f)    All manufacturing operations conducted by or for the benefit of Parent with respect to the Parent Product Candidates have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by the EMA and other Governmental Authorities in countries outside the United States. Parent has not recalled any Parent Product Candidates and no Governmental Authority has suspended or otherwise restricted the manufacture of any of the Parent Product Candidates. Parent has not received any written notice that the FDA, EMA or any other Governmental Authority, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend or otherwise restrict the manufacture of any of the Parent Product Candidates.

(g)    Parent has not submitted any claim for payment to any government healthcare program related to any of the Parent Product Candidates in material violation of any laws relating to false claims or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

3.23    Vote Required. The issuance of the Parent Class B Common Stock contemplated by this Agreement requires the affirmative vote (the “Required Parent Stockholder Vote”) of a majority of the outstanding shares of Parent Capital Stock. The Required Parent Stockholder Vote is the only vote of the holders of any class or series of Parent Capital Stock required under applicable Law, Parent’s Certificate of Incorporation or Parent’s bylaws with respect to the Contemplated Transactions. Parent has taken all action necessary to permit the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement under (i) the DGCL and any other applicable Law that may restrict the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement.

3.24    Brokers; Finders. No broker, finder or investment banker is entitled to any brokerage or finder’s in connection with the Merger or any of the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Subs.

4.	CERTAIN COVENANTS

4.1    Access. During the period from the date of this Agreement through the earlier of the First Effective Time or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s personnel, facilities, properties, the existing books, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to the Company for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement or as Parent may otherwise reasonably request and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company, including copies of the existing books, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to the Company, in each of cases (a) and (b) above, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense and in such a manner as to maintain the confidentiality of this Agreement and the Contemplated Transactions in accordance with the terms hereof and not to unduly and materially interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable judgment (based on the advice of outside counsel) (a) waive any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent) or (b) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party, so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law, agreement or duty).

4.2    Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Part 4.2 of the Company Disclosure Schedule, (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) as necessary to ensure that the Company complies with applicable Laws and obligations under any Material Contract, or (z) with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall operate in the Ordinary Course of Business in all material respects and in material compliance with applicable Law; (ii) use commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) preserve its material relationships with suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations, (C) prosecute and maintain the Patents owned by the Company and other material Company Registered Intellectual Property, and (D) file all Tax Returns and pay all Taxes when due (except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been have been established in accordance with GAAP, with respect to which Parent has been notified in advance in writing); and (iii) except as set forth in Schedule 4.2, the Company shall not:

(a)    change or amend the Company’s Articles of Incorporation or the Company’s bylaws or authorize or propose the same;

(b)    split, combine or reclassify any of its capital stock (except with respect to the exercise of any Company Warrants or Company Options); issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its capital stock or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests (as applicable);

(c)    issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that the Company may issue shares of Company Common Stock in connection with the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement;

(d)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)    incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others;

(f)    make any capital expenditures, capital additions or capital improvements, in excess of $50,000;

(g)    waive any material right of the Company under any Material Contract;

(h)    acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity;

(i)    initiate any new line of business, make any loan or capital contribution to any Person (other than business-related advances to its employees in the Ordinary Course of Business) or otherwise acquire or agree to acquire any securities or assets of a Third Party that are material, individually or in the aggregate, to the Company;

(j)    terminate, cancel, amend, waive, modify or fail to maintain, use commercially reasonable efforts to renew or comply with any material Permit;

(k)    sell, assign or otherwise dispose of, lease or exclusively license any properties or assets of the Company which are material to the Company;

(l)    (i) sell, assign, transfer, license, abandon or otherwise dispose of any Company Owned Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), non-exclusive licenses or other non-exclusive grants of rights entered into in the Ordinary Course of Business, and, as applicable, on terms materially consistent with the Company’s applicable form agreement(s), provided that any Intellectual Property arising from any such form agreement, for such agreements entered into in the Pre-Closing Period, will be solely owned by the Company to the extent permitted under applicable Law);

(m)    enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract;

(n)    make, revoke, or change any material election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, enter into any Tax allocation, sharing or indemnity agreement or any agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, surrender or abandon any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o)    (i) adopt, establish, enter into, amend or terminate any Company Equity Plan, Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law or to comply with the terms and provisions of this Agreement), (ii) increase the compensation or benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider (including in respect of stock options, restricted stock units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Equity Plan or awards made thereunder but excluding the payment of bonuses to current employees of the Company with respect to 2023 as set forth on Schedule 4.2(o)), (iii) grant any severance or termination pay to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause and after advance notification to Parent, (v) hire or engage any new Company Service Provider, or (vi) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Equity Plan (except as provided in Section 5.9 (Company Options)) or other Company Plan (except as provided in Section 5.11 (Employee Benefits)) or other Contract~~.~~;

(p)    terminate or allow to lapse any of the Insurance Policies;

(q)    waive or release in writing, assign, commence, settle or agree to settle any Legal Proceeding, other than any settlement of a proceeding described in Part 2.19 of the Company Disclosure Schedule on the terms described therein and other than waivers, releases, compromises or settlements (i) in the Ordinary Course of Business (ii) that involve only the payment of monetary damages not in excess of $50,000 in the aggregate and (iii) that do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company; or

(r)    agree or commit to take any of the actions described in clauses (a) through (q) of this Section 4.2 (Conduct of the Business of the Company).

Notwithstanding the foregoing, Parent and Merger Subs acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3    Conduct of the Business of Parent. During the Pre-Closing Period, except (w) as set forth in Part 4.3 of the Parent Disclosure Schedule, (x) to the extent necessary to comply with Parent’s obligations under this Agreement, (y) as necessary to ensure that the Parent complies with applicable Laws, or (z) with the Company’s consent (which shall not be unreasonably withheld, conditioned or delayed): Parent shall not:

(a)    change or amend the Parent Charter or Parent’s bylaws, or authorize or propose the same;

(b)    reclassify, combine split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock in any manner that would have (or would reasonably be expected to have) a material and adverse impact on the value of the Parent Common Stock, except for repurchases made in the Ordinary Course of Business with respect to of equity awards issued by Parent; (B) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for dividends or other distributions made by any direct or indirect wholly-owned Subsidiary of Parent to Parent or one of its other wholly-owned Subsidiaries; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than the withholding of Parent Common Stock to satisfy the exercise price and/or Tax obligations with respect to awards granted pursuant to any Parent Equity Plan;

(c)    issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Parent Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that the Parent may issue shares of Parent Common Stock in connection with the Contemplated Transactions, in connection with the exercise of options, warrants or other rights to purchase Parent Capital Stock outstanding as of the date of this Agreement, or pursuant to the Parent Plans;

(d)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)    handle its payables other than in the ordinary course of business consistent with past practice;

(f)    Acquire another business or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, (A) require the financial statements of such acquired Person or business to be incorporated within the Form S-4 under Regulation S-X of the Securities Act, or (B) otherwise prevent, materially delay or materially impair the consummation of the Merger;

(g)    Take any action where such action would have an Effect described in clause (ii) of the definition of Parent Material Adverse Effect; or

(h)    agree or commit to take any of the actions described in clauses (a) through (g) of this Section 4.3 (Conduct of the Business of Parent).

4.4    No Solicitation.

(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Subsidiaries) than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company or any of its Subsidiaries from providing any information to Parent in accordance with this Section 4.4 or otherwise prohibit the Company from complying with its obligations under this Section 4.4.

(b)    Except as otherwise expressly permitted by this Section 4.4, during the Pre-Closing Period, Company shall not, and shall direct its Representatives not to, and shall not knowingly permit any of its Representatives to, (i) engage in any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to the Company, and of its Subsidiaries or an of their respective businesses, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”) or (D) authorize or commit to any of the foregoing. Immediately following the execution of this Agreement, the Company will cease and cause to be terminated all discussions or negotiations between it or any of its Subsidiaries or Representative, on the one hand, and any Person and such Person’s Representatives (other than Parent and its Affiliates and its and their respective Representatives), on the other hand, in connection with any potential Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) Business Days of the date of this Agreement), the Company shall (i) direct each Person (other than Parent and its Affiliates) that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within twelve (12) months prior to the date of this Agreement, to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the terms of any confidentiality agreement between such Person and the Company or its Subsidiaries and (ii) terminate all physical and electronic data room access previously granted to any Persons and its Representatives (other than Parent and its Representatives) in connection with any potential Acquisition Proposal. None of the Company or any if its Subsidiaries shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Company shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to so waive would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c)    Notwithstanding anything in this Section 4.4 or any other provisions of this Agreement to the contrary, but subject to compliance with Section 5.1 (Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meeting), in the event that, at any time after the date hereof and prior to the receipt of the Company Required Vote, the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 4.4 from any Person or group of Persons, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify any ambiguous terms and conditions of such Acquisition Proposal and inform such Person or group of Persons of the terms of this Section 4.4 and Section 5.1 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors (if any) and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action set forth in the following clauses (A) or (B) would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall provide to Parent, prior to or substantially concurrently with the provision of such information to such Person or group of Persons, all such information that is provided to any such Person or group of Persons given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its respective Representatives and financing sources with respect to such Acquisition Proposal.

(d)    Following the date of this Agreement, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if (A) any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by the Company or any of its Representatives, (B) any non-public information is requested from the Company or any of its Representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (C) any discussions or negotiations with Third Parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continued, (ii) provide Parent with a written summary (including copies of any written materials related thereto) of the material terms and conditions of any of the foregoing, including the identity of the Person making such inquiry, proposal, offer or Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

(e)    Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company, the Company Board or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b), it being understood that any of the foregoing which solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed a Company Adverse Change Recommendation, in each case, so long as neither the Company Board nor any committee thereof takes any action set forth in Section 5.2(a).

(f)    The Company agrees that in the event any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries takes any action (or omits to take any action) which, if taken (or not taken) by the Company, would constitute a breach of this Section 4.4, the Company shall be deemed to have breached this Section 4.4.

4.5    Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions. Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

4.6    Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Contemplated Transactions and shall not issue any such press release, public statement or announcement without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, investors or those attending industry conferences) and make internal announcements to its employees, contractors and/or other service providers, and the Company may make disclosures in Company SEC Reports (subject to giving advance notice to Parent and an opportunity for Parent to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Contemplated Transactions which is not contained in~~,~~  previous press releases, public disclosures, or public statements made in accordance with this Section 4.6; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party and an opportunity to review and comment thereon to the extent legally permissible, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement, or filing to be issued or made pursuant to this Section 4.6 or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters, (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Contemplated Transactions, (e) Parent, Merger Subs and their respective Affiliates may, without consultation or consent, make filings and communications with, and submit reports, forms, statements and other documents to, any Governmental Body to the extent required in connection with obtaining any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with the Contemplated Transactions, and (f) Parent, Merger Subs and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, lenders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and as reasonably required in connection with the consummation of the Contemplated Transactions.

4.7    Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company equity awards in the Contemplated Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.8    Company Funding. (a) For so long as the Company is not in active discussions regarding an Acquisition Proposal, Parent shall fund the Company through the earlier of the consummation of the Merger or termination of this Agreement in such amounts as may be necessary for the Company to operate its business and pay its debts and obligations as they become due, provided that the Company is being operated in a manner consistent with the terms hereof including those set forth in Part 4.8 of the Company Disclosure Schedule and the financial forecast previously shared with Parent.

(b) Following the Closing, Parent shall fund the Surviving Entity in such amount as reflected in the Company’s financial forecast previously provided to Parent and as may be necessary for it to complete the 48-week interim analysis on patient data derived from the Phase 3 Pivotal Trial of Neiman Pic up to a maximum amount, when added to the Pre-Closing Debt Funding, of $25 million. During such period, Parent will not agree, or commit to agree, to sell, assign or otherwise dispose of, lease or exclusively license any properties or assets of the Surviving Entity which are material to its business.

4.9    Parent Board of Directors and Surviving Entity Officers. Effective at the Closing, Markus W. Sieger shall be appointed to the Board of Directors of Parent. Such designee shall be deemed independent under SEC and NYSE rules as well as Parent’s corporate governance policies and guidelines and shall be deemed financially literate as defined by the NYSE. Effective at the Closing, the persons named on Schedule 3 shall be appointed the officers of the Surviving Entity.

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1    Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meeting.

(a)    As soon as practicable following the date of this Agreement, but in any event within forty (40) Business Days following the date of this Agreement (to the extent practicable), Parent and the Company shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form and Parent shall prepare (with the cooperation of the Company) and file with the SEC the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and each of the Company and Parent shall cooperate with each other and use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto; provided, that consistent with the foregoing, Parent and the Company shall use their good faith efforts to make the initial filing of the Form S-4 within thirty (30) Business Days following the date of this Agreement, it being understood and agreed that the failure to make such filing within such thirty (30) Business Day period shall not be deemed to be a breach of this Agreement for any purpose. Each of the Company and Parent shall cooperate with each other and use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and the Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Plans as may be reasonably requested in connection with any such action. The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S-4 or the Merger. Each Party shall give each other Party an opportunity to participate in any discussions or meetings such Party has with the SEC in connection with the Joint Proxy Statement/Prospectus, the Form S-4 or the Merger. Notwithstanding the foregoing, before filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock included in the Merger Consideration for offering or sale in any jurisdiction, and each of Parent and the Company shall use all reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Parent and the Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the share issuance.

(b)    If before the First Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c)    If before the First Effective Time, any event occurs with respect to Parent or any Subsidiary of Parent, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(d)    The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, postponement or other delay thereof, the “Company Stockholders Meeting”) for the purpose of, among other things, seeking the Company Stockholder Approval. The Company shall use reasonable best efforts to: (x) cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act; (y) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (z) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval.

(e)    Parent shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, postponement or other delay thereof, the “Parent Stockholders Meeting”) for the purpose of, among other things, seeking from the holders of Parent Capital Stock proxies in favor of the approval of the issuance of the Parent Common Stock pursuant to the terms of the Merger. Parent shall use reasonable best efforts to: (x) cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act; (y) solicit from the holders of Parent Capital Stock proxies in favor of the issuance of the Parent Common Stock pursuant to the terms of the Merger; and (z) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Capital Stock required by applicable Law to obtain such approval.

(f)    Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholders Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholders Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to the stockholders of the Company or otherwise made available to the stockholders of the Company by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement.

(g)    Notwithstanding anything to the contrary in this Agreement, Parent will be permitted to postpone or adjourn the Parent Stockholders Meeting if (i) there are holders of insufficient shares of the Parent Common Stock present or represented by proxy at the Parent Stockholders Meeting to constitute a quorum at the Parent Stockholders Meeting; (ii) Parent is required to postpone or adjourn the Parent Stockholders Meeting by applicable Law, order or a request from the SEC; or (iii) the Parent Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Parent Stockholders Meeting (including, if the Parent Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the stockholders of Parent sufficient time to evaluate any information or disclosure that Parent has sent to the stockholders of Parent or otherwise made available to the stockholders of Parent by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement.

5.2    Company Board Recommendation.

(a)    During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Subs, or publicly propose to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Subs, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Parent shall only be entitled to make up to two (2) such reaffirmation requests), (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (E) if any tender offer or exchange offer is commenced for equity securities of the Company, fail to recommend against such tender offer or exchange offer by the earlier of (1) the tenth (10th) Business Day after the commencement of such tender offer or exchange offer and (2) the third (3rd) Business Day prior to the Company Stockholders Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b)    Notwithstanding anything to the contrary contained in Section 5.2 (a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i)    in the event that (x) the Company or any of its Representatives receives a written Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 4.4, other than a breach that is immaterial and unintentional) from any Person that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board (or a committee thereof) may (A) make a Company Adverse Change Recommendation, or (B) authorize the Company to terminate this Agreement in accordance with Section 9.1 and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1 at least five (5) Business Days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent unredacted copies of the most current drafts of any proposed Company Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4, (II) the Company shall have afforded Parent five (5) Business Days (the “Match Period”) after delivery of the Determination Notice and the documents contemplated by the foregoing clause (I) to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, and any revisions thereto proposed to be made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board (or a committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 9.1 would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.2, so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and neither the Company Board nor any committee thereof takes any action set forth in Section 5.2(a). The provisions of Section 5.2(b)(i)(B)(II) and Section 5.2(b)(i)(B)(III) shall also apply to any amendment to any economic terms or any material non-economic terms of any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be two (2) Business Days; and

(ii)    other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least five (5) Business Days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company shall have afforded Parent five (5) Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement and shall have negotiated, to the extent Parent desires to negotiate, in good faith with Parent with respect to such proposed revisions, so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and (2) after considering the terms of this Agreement, and the effect of proposed revisions made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) Business Day following delivery of the Determination Notice, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of Section 5.2(b)(ii)(B) and Section 5.2(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that references to five (5)Business Days shall be deemed to be two (2) Business Days.

(iii)    Notwithstanding anything in the Confidentiality Agreement to the contrary, nothing therein shall prohibit or limit the ability of Parent or any of its Affiliates or Representatives to make any proposals to, or undertake any negotiations with, the Company as contemplated by this Section 5.2.

5.3    Filings, Consents and Approvals. Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Contemplated Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from Third Parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Contemplated Transactions; provided that this Section 5.3 shall not require any Party to waive any right or condition contained in this Agreement. This Section 5.3 shall not apply to any obligations with respect to Antitrust Laws or any filings, consents or approvals thereunder, which shall instead be governed by Sections 5.1(b) through (g), respectively.

5.4    Reasonable Best Efforts.

(a)    Subject to the terms and conditions hereof, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable, including notifying the other of any communication, inquiry, or investigation received from or initiated by a Governmental Body and using reasonable best efforts to cooperate in responding to any such inquiries, investigations, or requests, by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other Parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the Contemplated Transactions.

(b)    The Company shall use reasonable best efforts to obtain all Material Consents with respect to (i) the Contracts set forth in Part 2.23 of the Company Disclosure Schedule and (ii) any and all Contracts entered into by the Company following the date hereof and prior to the Closing, in each case, that are required to be obtained from parties to such Contracts to which the Company is a party in connection with the Contemplated Transactions.

5.5    Indemnification of Directors and Officers.

(a)    For six years from and after the First Effective Time, Parent shall cause all rights to indemnification and exculpation by the Company existing in favor of those Persons who are directors and officers of the Company as of, or prior to, the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring or alleged to have occurred prior to the First Effective Time, as provided in the Company’s Articles of Incorporation and the Company’s bylaws (in each case as in effect as of the date of this Agreement), subject to the terms, conditions and limitations thereof, to survive the Merger, including as a result of the amendment of the limited liability company operating agreement of the Surviving Entity pursuant to Section 1.4(a) (Organizational Documents; Directors and Officers), and for six years from and after the First Effective Time, Parent shall cause the Surviving Entity to fulfill and honor such obligations to the fullest extent permitted under applicable Law.

(b)    Prior to the Closing, the Company shall purchase a six year “tail” policy (the “Tail D&O Policy”) that provides at least the same coverage in scope and amount and has other terms not materially less favorable in the aggregate to the insured persons than the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers, and any premiums with respect to such Tail D&O Policy shall be paid by Parent; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently payable by the Company with respect to such presently maintained policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost equal to such amount. After the First Effective Time, Parent shall and shall cause the Surviving Entity to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)    In the event that Parent, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5 (Indemnification of Officers and Directors).

(d)    The provisions of this Section 5.5 (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.5 (Indemnification of Officers and Directors) may not be amended, altered or repealed after the First Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.6    Tax Matters.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company that are required to be filed (taking into account any extension properly obtained) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. At least 20 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Tax Return to Parent for Parent’s review and comment, and the Company shall consider in good faith any reasonable comments received in writing within 15 days of the Company’s delivery of such Tax Return to Parent.

(b)    Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period that are listed in Part 2.14(i) of the Company Disclosure Schedule and are required to be filed after the Closing Date (each, a “Parent Prepared Return”).

(c)    With respect to any audit, litigation, or other proceeding with respect to Taxes of the Company (each a “Tax Claim”), Parent shall have the right to control such Tax Claim, including the defense and settlement thereof.

(d)     All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the Contemplated Transactions shall be borne equally by the Company Stockholders, on one hand, and Parent, on the other hand. Parent shall timely file all Tax Returns and shall timely pay all such Transfer Taxes.

(e)    The Company agrees to cooperate with Parent and provide any relevant information in the Company’s possession, or to which it has access that is requested by Parent which is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company.

(f)    None of the Parent, the Company or any of their Affiliates shall engage in any Tax related action not in the Ordinary Course of Business occurring on the Closing Date after the Closing that would impact a Pre-Closing Period and that is not otherwise contemplated hereby, including any election pursuant to Sections 338 or 336(e) of the Code or any classification election on Form 8832.

(g)    For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. Unless otherwise required by applicable Law, each of Parent, the Company, and their respective Affiliates, shall use reasonable best efforts to avoid taking any action which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Each Party shall cause all Tax Returns relating to the Merger filed by such Party to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by applicable Law.

(h)    Notwithstanding the foregoing, none of Parent, Merger Subs, or the Company makes any representations or warranties to any securityholder of Parent or the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to any securityholder of Parent or the Company, of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.

5.7    Notification of Certain Events.

(a)    During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 7 (Conditions Precedent to Obligations of Parent and Merger Subs) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 2 (Representations and Warranties of the Company)). The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement.

(b)    During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 8 (Conditions Precedent to Obligation of the Company) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 3 (Representations and Warranties of Parent and Merger Subs)). Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement.

5.8    Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein, and Parent and the Company agrees that any information obtained pursuant to the provisions hereunder or the negotiation and execution of this Agreement or the effectuation of the Contemplated Transactions, shall be governed by the terms of the Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Second Effective Time, at which point it shall terminate.

5.9    Company Options.

(a)    Prior to the Closing, the Company shall take all actions (including providing any required notices, obtaining any necessary determinations and/or obtaining resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding or otherwise) to cause the treatment (as applicable) of each Company Option then outstanding as set forth in Section 1.6 (Treatment of Company Warrants and Company Options).

(b)    Parent shall take all corporation action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Rollover Options assumed in accordance with Section 1.6. Parent shall file with the SEC, promptly, but no later than ten calendar days after the First Effective Time, a Registration Statement on Form S-8 (or any successor form) (the “Registration Statement”), if available for use by Parent, relating to the shares of Parent Common Stock with respect to Rollover Options assumed by Parent in accordance with Section 1.6 (Treatment of Company Warrants and Company Options) and will use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as those assumed Rollover Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Plans assumed pursuant to Section 1.6 in a manner that complies with Rule 16b-3 of the SEC to the extent the applicable Company Plan complied with such rule before the Merger.

5.10    Resignations. The Company shall obtain and deliver to Parent at or prior to the Second Effective Time (or, at the option of Parent, at a later date) the resignation of each director of the Company, effective as of the Second Effective Time (or, at the option of Parent, at a later date) (the “Director Resignations”).

5.11    Employee Benefits. With respect to those employees of the Company who are employed by the Company as of immediately prior to the Second Effective Time including the Key Employees, Shanice Morgan and Corey Stratton (the “Continuing Employees”):

(a)    Parent shall continue the employment of all the Continuing Employees immediately following the Closing;

(b)    Parent shall assume the liability for accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to Continuing Employees immediately prior to the Second Effective Time;

(c)    Parent shall enroll all Continuing Employees in Parent’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Second Effective Time); provided, however, that nothing in this Section 5.11 (Employee Benefits) or elsewhere in this Agreement shall limit the right of Parent or the Surviving Entity to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any such plan, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the commencement of participation in such plan, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company.

(d)    To the extent requested in writing by Parent at least ten Business Days prior to the Second Effective Time, the Company shall take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to the Second Effective Time. In connection with the termination of the Company 401(k) plan, Parent shall recognize prior service with the Company for purposes of eligibility and vesting of employer contributions, and take any and all actions as may be reasonably required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from such Company 401(k) plan to a Parent plan or any other retirement plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code.

(e)    Nothing in this Section 5.11 (Employee Benefits) or elsewhere in this Agreement shall be construed to create a right in any employee to continued employment with Parent, the Surviving Entity or any other Affiliate of the Surviving Entity and, except as may be otherwise set forth in employment agreements with such parties, the employment of each Continuing Employee shall be “at will” employment. The provisions of this Section 5.11 (Employee Benefits) are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.11 (Employee Benefits) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a Third Party beneficiary of this Agreement or have the right to enforce the provisions hereof.

5.12    Securityholder Litigation. During the Pre-Closing Period the Company shall promptly notify Parent of any litigation against the Company, any of its Affiliates or any of its or their respective directors, officers, employees, securityholders or Representatives relating to the Contemplated Transactions and keep Parent informed on a reasonably current basis with respect thereto (including by providing Parent with copies of all pleadings with respect thereto). The Company shall give Parent the right to review and comment on all substantive filings or responses to be made or filed, or any settlement or other agreements to be entered into, by or on behalf of the Company in connection with such litigation (and the Company shall in good faith take such comments into account), including all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation; provided that the Company shall control the defense and strategy for any such litigation. No such settlement, compromise, arrangement, understanding, or admission of liability or wrongdoing, shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.13    Stock Exchange Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock issuable, and required to be reserved for issuance, in connection with the Merger as well as the Parent warrants (the “Parent Public Warrants”) to be issued in exchange for certain Company Warrants that are currently listed on the Nasdaq Stock Market, together with the shares of Parent Common Stock issuable upon exercise thereof, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the First Effective Time.

5.14    Delisting; Deregistration. To the extent requested by Parent, prior to the Second Effective Time, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Legal Requirements and the rules and regulations of the NASDAQ to cause (a) the delisting of the Company Common Stock from the NASDAQ as promptly as practicable after the Second Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

5.15    Parent Total Net Cash Amount. Not less than four (4) but no more than seven (7) days prior to the Closing Date, Parent shall deliver to the Company the Parent’s good faith calculation of the Parent Total Net Cash Amount as of the Closing Date (the “Total Net Cash Amount Schedule”) to be used in the calculation of the Exchange Ratio, prepared and certified by the Parent’s Chief Financial Officer, in form and substance reasonably acceptable to the Company. Parent shall make available to the Company, as requested by the Company, the work papers and back- up materials used or useful in preparing the Total Net Cash Amount Schedule.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to consummate the Merger are subject to the satisfaction (or the written waiver by each of the Parties) at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement with respect to the Parent Common Stock to be issued to Company Stockholders, the Parent Public Warrants and the Parent Common Stock underlying such Parent Public Warrants shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall be pending or threatened in writing by the SEC and not withdrawn or lapsed.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger illegal.

6.3    Stockholder Approval. The Company and Parent shall have obtained the Required Company Stockholder Vote and the Required Parent Stockholder Vote, respectively.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs to consummate the Merger are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations and Warranties. The Specified Representations of the Company that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations of the Company that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

7.2    Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

7.3    No Governmental Litigation. There shall not be pending any lawsuit or other Legal Proceeding challenging the Merger that (a) has been commenced by a Governmental Body of competent jurisdiction and (b) could reasonably be expected to result in an injunction or judgment in favor of such Governmental Body that would prevent consummation of the Merger.

7.4    Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)    the Director Resignations;

(b)    the Statement of Merger, executed by the Company;

(c)    a good standing certificate of the Company from the Secretary of State of the State of Nevada dated within seven days prior to the Closing Date;

(d)    the Voting Agreements and the Lock-Up Agreements duly executed by each party thereto (other than Parent).

7.5    Closing Certificate. As of the Closing, the President or Chief Financial Officer of the Company shall have delivered to Parent a certificate (the “Company Officers Certificate”) to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties), 7.2 (Performance of Covenants) and 7.7 (No Material Adverse Effect) is satisfied in all respects.

7.6    Consents and Assignments. As of the Closing, the Company shall have received all consents and assignments as may be required to effectuate the Contemplated Transactions.

7.7    No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

8.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1    Accuracy of Representations and Warranties. The Specified Representations of Parent that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations of Parent that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of the Parent and Merger Subs set forth in Section 3 (Representations and Warranties of the Parent and Merger Subs) shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

8.2    Performance of Covenants. Parent and Merger Subs shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Subs at or before the Closing).

8.3    No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that has been commenced by a Governmental Body.

8.4    No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.

8.5    Closing Certificate. An authorized officer of Parent and Merger Subs shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified above in Sections 8.1 (Accuracy of Representations and Warranties), 8.2 (Performance of Covenants) and 8.4 (No Material Adverse Effect) is satisfied in all respects.

8.6    Support Agreement. The Company shall have received the Support Agreement executed by Howard Jonas which shall be in full force and effect.

8.7    Employment Agreements and Offer Letters. Surviving Entity shall have entered into written employment agreements with each of the Key Employees and provided written offer letters to the remaining two Continuing Employees of the Company on the same or better terms as those contained in the current agreements or arrangements, as the case may be.

8.8    Stock Exchange Listing. The shares of Parent Common Stock issuable, and required to be reserved for issuance, in connection with the Merger and the Parent Public Warrants and the Parent Common Stock underlying the Parent Public Warrants shall have been approved for listing on NYSE, subject to official notice of issuance.

9.	TERMINATION

9.1    Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after the receipt of the Required Company Stockholder Vote or the Required Parent Stockholder Vote, except to the extent otherwise provided below) as follows:

(a)    by mutual written consent of Parent, Merger Subs and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that the right to terminate this Agreement under this Section 9.1(c) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party did not use commercially reasonable efforts to have such order, decree or ruling vacated prior to its becoming final and non-appealable and such failure to use commercially reasonable efforts constitutes a breach of this Agreement;

(d)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) (Termination) but for the provision thereto;

(e)    by the Company, if Parent or Merger Subs shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 (Accuracy of Representations and Warranties) or Section 8.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) (Termination) but for the proviso thereto;

(f)    (i) by Parent if, upon a vote at a duly held meeting to obtain the Required Parent Stockholder Vote, the Required Parent Stockholder Vote shall not have been obtained, or (ii) by the Company, if upon a vote at a duly held meeting to obtain the Required Company Stockholder Vote, the Required Company Stockholder Vote shall not have been obtained; provided, however, in each case, the right to terminate shall not be available to the Parent or the Company, as the case may be, if either Party’s action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Parent Stockholder Approval or Requisite Company Stockholder Approval; and

(g)    by Parent, if the Company Board (or a committee thereof) makes a Company Adverse Change Recommendation.

(h)    by the Company as described in Section 5.2(b)(i).

The Party desiring to terminate this Agreement pursuant to Section 9.1 (Termination), shall give the other Party written a notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect and no Party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or Representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees) and Section 10 (Miscellaneous Provisions) and the definitions of the capitalized terms referenced in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, (ii) nothing herein shall relieve any Party from any liability for Fraud or for any knowing and willful material breach of this Agreement by such Party prior to the termination of this Agreement, and (iii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement (subject to the terms thereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3    Expenses; Termination Fee.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated, except that the expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the From S-4 which shall be shared equally by Parent and the Company. For the avoidance of doubt, Parent or the Surviving Entity will be responsible for all fees and expenses of the Exchange Agent. In addition, Parent will pay or cause to be paid (i) fees and expenses of Company counsel incurred in connection with the Transaction, and (ii) all transfer, stamp and documentary Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)    If (A) (1) this Agreement is validly terminated by Parent or the Company, pursuant to Sections 9.1 (d) or (e), then the Parent or the Company, as the case may be, shall reimburse the terminating Party for their reasonable documented out of pocket expenses, including all fees and expenses of counsel, financial advisors and accountants, actually incurred in connection with this Agreement and the Contemplated Transactions, in amount not to exceed $250,000 in cash; or (B) Parent validly terminates this Agreement pursuant to Section 9.1(g), then the Company will promptly pay to Parent (as directed by Parent) an amount equal to $400,000 in cash (the “Company Termination Fee”).

10.	MISCELLANEOUS PROVISIONS

10.1    Amendment.This Agreement may be amended by the Parties by execution of an instrument in writing signed by each Party to this Agreement; provided, that after the adoption of this Agreement by the Company Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Company without obtaining such approval.

10.2    [Intentionally Omitted]

10.3    No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule nor in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Closing and (b) except for any covenant or agreement that by its terms contemplates performance, in whole or in part, after the Closing, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such non-surviving covenants and agreements shall terminate at, the Closing.

10.4    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.5    Entire Agreement; Counterparts. This Agreement (including the documents and instruments referred to herein), the Voting Agreements, Lock-Up Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, each of which shall be deemed an original.

10.6    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of the State of Nevada (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Nevada); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Nevada. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Contemplated Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company without the prior written consent of Parent, or by Parent without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign its rights, and delegate its obligations, under this Agreement to an Affiliate without the prior written consent of the Company so long as Parent remains bound to this Agreement and liable for its obligations hereunder).

10.8    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 5.5 (Indemnification of Officers and Directors) and the rights of the indemnified parties, which in each case shall be third party beneficiaries of said provisions and (b) from and after the First Effective Time, the rights of the Securityholders as of immediately prior to the First Effective Time to receive the consideration pursuant to the Merger set forth in this Agreement.

10.9    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission, or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such Party below (or to such other address or electronic mail address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Subs:

Rafael Holdings, Inc.

520 Broad Street

Newark, New Jersey 07102

Attention: Chief Executive Officer

E-mail: william.conkling@rafaelholdings.com

With a copy (which shall not constitute notice) to:

Schwell Wimpfheimer & Associates LLP

37 West 39th Street

Suite 505

New York, New York 10018

Attention: Dov Schwell

E-mail: dschwell@swalegal.com

if to the Company (prior to Closing):

Cyclo Therapeutics, Inc.

6714 NW 16th Street, Suite B

Gainesville, FL 32653

Attention: N. Scott Fine

E-mail: n.scott.fine@cyclodex.com

With a copy (which shall not constitute notice) to:

Fox Rothschild LLP

101 Park Avenue, 17th Floor

New York, NY 10178

Attention: Alison Newman

E-mail: anewman@foxrothschild.com

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11    Knowledge. “Knowledge” of the Company shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Knowledge Individuals. With respect to Intellectual Property, “reasonable inquiry” does not require the Company or any individual to obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches. “Knowledge” of Parent shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Parent Knowledge Individuals. With respect to Intellectual Property, “reasonable inquiry” does not require Parent or any individual to obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches.

10.12    Attorney-Client Privilege. The Parties acknowledge and agree that the attorney-client privilege attaching to any communications between Schwell Wimpfheimer & Associates LLP or the Company’s legal advisors, on the one hand, and the Company, any Company Stockholder, or any of their Representatives, on the other hand (“Relevant Privileged Materials”), shall after the Closing be deemed to be the right of Securityholders as of immediately prior to the Merger, and not that of the Surviving Entity, as applicable. Notwithstanding the foregoing, nothing shall prevent Parent, the Company, the Surviving Entity or any Person acting on behalf of or through any of them from complying with applicable Law or court order

10.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    Any document uploaded to the online data rooms utilized for the Contemplated Transactions as of 5:00 pm Eastern time on August 21, 2024 shall be considered “made available” by the Company for purposes of this Agreement.

(g)    All amounts payable under this Agreement, including the amounts to be set forth in the Total Cash Amount Schedule, shall be calculated and paid in U.S. Dollars.

10.14    Disclosure Schedule. The Company Disclosure Schedule and Parent Disclosure Schedule have been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Subs), respectively, of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Subs), of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Subs) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, by reference to another part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. The information set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent, as applicable, contained in this Agreement. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RAFAEL HOLDINGS, INC.

By:

William Conkling

Chief Executive Officer

TANDEM THERAPEUTICS, INC.

By:

David Polinsky

President

TANDEM THERAPEUTICS, LLC

By:

David Polinsky

Authorized Person

CYCLO THERAPEUTICS, INC.

By:

N. Scott Fine

Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, purchase, lease or license of assets of the Company or its Subsidiaries equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in (x) any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction or (y) the Company Stockholders immediately preceding such transaction holding less than eighty percent (80%) of the Shares or voting interests in the direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Contemplated Transactions.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Affiliated Agreement” shall have the meaning set forth in Section 2.25 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Voting Agreements, the Lock-Up Agreements, the Support Agreement and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions, including the Letters of Transmittal.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Articles of Incorporation” shall mean the Company’s Articles of Incorporation as amended to date and in effect immediately prior to the First Effective Time.

“Assumed Warrant” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Author” shall have the meaning set forth in Section 2.8(g) of this Agreement.

“Balance Sheet” shall mean the Company’s unaudited balance sheet dated June 30, 2024 included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the Securities and Exchange Commission on August 14, 2024.

“Balance Sheet Date” shall mean June 30, 2024.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock or Parent Common Stock, as the case may be.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, NY.

“Change in Circumstance” shall mean any positive Effect that materially affects the business, assets or operations of the Company, taken as a whole, that was neither known to the Company Board (or if known, the material consequences of which were not known by the Company Board prior to the date of this Agreement), nor reasonably foreseeable, as of or prior to the date of this Agreement, which positive Effect becomes known to the Company Board prior to the Company Required Vote; provided, that none of the following shall constitute a “Change in Circumstance”: (a) any Acquisition Proposal, any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any Effect resulting from a breach of this Agreement by the Company, (c) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (c) shall not prevent or otherwise affect consideration of any such  development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (d) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (d) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.2(a).

“Company Board” shall have the meaning set forth in the recitals of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

“Company Consultant” shall mean any current or former consultant or individual service provider of the Company (other than those that have a Contract with Company in their individual capacity).

“Company Data” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Subs on the date of, and prior to the execution of, this Agreement.

“Company Equity Plans” shall mean, collectively, the Company’s 2019 Equity Incentive Plan and 2021 Omnibus Equity Incentive Plan and the Applied Molecular Transport Inc. 2020 Equity Incentive Plan.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Management” shall mean each Person listed on Schedule 4.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of the Company, or (ii) that would prevent the Company from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Company Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak, except to the extent such events have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (e) any failures, in and of themselves, by the Company to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Company Material Adverse Effect” may be taken into account); or (f) the execution, delivery, announcement or pendency of this Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Company Officers Certificate” shall have the meaning set forth in Section 7.5 of this Agreement.

“Company Option” shall mean any option to purchase shares of Company Common Stock.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any Company Service Provider or any spouse, dependent or beneficiary of any such individual, including as a participating employer in any plan, policy, program, agreement, Contract or arrangement sponsored or maintained by a professional employer organization, or under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to any Company Service Provider or any spouse, dependent or beneficiary of any such individual, except such definition shall not include any Company Service Provider Agreement.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Privacy Policies” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Products” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Service Provider” shall mean any current or former employee, consultant, director or individual service provider of the Company or any other Company ERISA Affiliate.

“Company Service Provider Agreement” shall mean each management, employment, severance, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement or Contract between the Company or any other Company ERISA Affiliate and any Company Service Provider under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to such Company Service Provider or any spouse, dependent or beneficiary of any such individual.

“Company Source Code” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Termination Fee” shall have the meaning set forth in Section 9.3(b) of this Agreement.

“Company Warrant” shall mean any warrant to purchase shares of Company Capital Stock.

“Company Websites” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of April 18, 2023 by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Contemplated Transactions” shall have the meaning set forth in the recitals of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 5.11 of this Agreement.

“Contract” shall mean any contract, undertaking, concession, agreement, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment (including any binding plan, arrangement or agreement in principle), whether written or oral.

“Converted Option(s)” shall have the meaning set forth in Section 1.6(b) of this Agreement.

“Counterparty” shall have the meaning set forth in Section 2.22 of this Agreement.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Debt” shall mean the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all obligations of the Company as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (e) all liabilities or obligations of the Company under any interest rate, currency, swap or other hedging agreements, (f) all liabilities or obligations of the Company for the deferred purchase price of property or services and other earn-out, milestone or other contingent payment obligations, (g) any Pre-Closing Taxes (other than Transaction Payroll Taxes), whether due prior to, on, or after the Closing, that have not been paid as of the Closing, and (h) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“DGCL” shall mean the Delaware General Corporation Law.

“DTC” shall mean The Depository Trust Company.

“Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance.

“End Date” shall mean November 30, 2024; provided, however, that, in the event the SEC has not declared the Form S-4 effective under the Securities Act by the date which is 45 calendar days prior to the End Date, then the End Date shall automatically be extended to December 31, 2024.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law and any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date hereof.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Exchange Fund” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Exchange Ratio” means, subject to adjustment pursuant to Section 1.5(e) of this Agreement, the quotient (rounded down to four decimal places) obtained by dividing (x) $0.95 by (y) the sum of the (A) Total Net Cash Amount, plus (B) Total Loan Amount, divided by the total number of shares of Parent Capital Stock outstanding at the First Effective Time, including any shares of Parent Capital Stock issuable upon exercise or conversion of outstanding securities of Parent with exercise or conversion prices that are no greater than 150% of the then market price for the Parent Class B common stock. For the avoidance of doubt and for illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Schedule 5.

“FDCA” shall mean the Federal Food, Drug, and Cosmetic Act of 1938.

“First Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“First Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“First Merger” shall have the meaning set forth in the recitals of this Agreement.

“First Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“First Step Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.

“Fraud” shall mean any actual fraud committed with the intent to deceive, as determined under Nevada law.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office with any Governmental Body.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Inbound Licenses” shall have the meaning set forth in Section 2.8(m)(i) of this Agreement.

“Included Assets” means the appraised value of the real estate located at 5 Shlomo Levy Street, Har Hotzvim Jerusalem and the value of the Globis Capital Partners, L.P. holdings (to the extent that such items are reflected on the balance sheet of Parent) as of the latest calendar quarter ending prior to the First Effective Time.

“Insurance Policies” shall have the meaning set forth in Section 2.18 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“IT Infrastructure” shall have the meaning set forth in Section 2.10 of this Agreement.

“Key Employees” shall mean N. Scott Fine, Joshua M. Fine, Jeffrey L. Tate, Kevin Strattan, Michael Lisjak and Edward Tumaian.

“Knowledge” shall have the meaning set forth in Section 10.11 of this Agreement.

“Knowledge Individuals” shall mean the following Persons: N. Scott Fine, Joshua M. Fine, Jeffrey L. Tate, Michael Lisjak and Edward Tumanian.

“Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body that is binding on such Person.

“Leased Real Property” shall have the meaning set forth in Section 2.7 of this Agreement.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, award, rule, regulation, ruling, order, judgment, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or Nasdaq).

“Letter of Transmittal” shall have the meaning set forth in Section 1.9(b) of this Agreement.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Lock-Up Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Material Consent” shall have the meaning set forth in Section 2.23 of this Agreement.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii) of this Agreement.

“Merger Subs” shall have the meaning set forth in the preamble of this Agreement.

“NASDAQ” mean the Nasdaq Stock Market.

“Nevada Corporate Law” shall have the meaning set forth in the recitals to this Agreement.

“NYSE” shall mean the New York Stock Exchange Inc.

“Non-Scheduled Contracts” means Non-Scheduled Inbound Contracts and Non-Scheduled Outbound Contracts.

“Non-Scheduled Inbound Contracts” means Contracts that are: (i) licenses or other grants of rights to the Company for Shrink-Wrap Software pursuant to the standard terms therefor, (ii) licenses to the Company for Open Source Materials pursuant to the publicly available open source terms therefor, (iii) non-disclosure agreements, (iv) Standard Form IP Agreements entered into with Company Service Providers or Company Consultants without material modification therefrom, (v) privacy policies, or (vi) Contracts in which the only Intellectual Property licenses or rights granted to the Company are with respect to feedback, suggestions, or a trademark for inclusion on customer lists or use in the provision of services.

“Non-Scheduled Outbound Contracts” means (i) Contracts in which the only Intellectual Property licenses or rights granted by the Company are non-exclusive rights granted to contractors or vendors to use Intellectual Property for the sole benefit of the Company, (ii) Contracts governing the use of Company Products entered into with end user customers of the Company Products that are materially consistent with the Company’s form of customer agreement, (iii) privacy policies, (iv) non-disclosure agreements, and (v) Contracts in which the only Intellectual Property licenses or rights granted by the Company are with respect to feedback, suggestions, or a Company trademark for inclusion on customer lists or use in the provision of services.

“Open Source Materials” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law and to reasonably preserve the health and safety of current Company Service Providers).

“Other IP Contracts” shall have the meaning set forth in Section 2.8(m)(iii) of this Agreement.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Audited Balance Sheet” shall have the meaning set forth in Section 3.8 of this Agreement.

“Parent Balance Sheet Date” shall mean April 30, 2024.

“Parent Board” shall mean the Board of Directors of the Parent.

“Parent Capital Stock” shall mean the Parent Common Stock, the Class A common stock, par value $0.01 per share, of the Parent and the Parent Preferred Stock.

“Parent Charter” shall mean Parent’s Amended and Restated Certificate of Incorporation as in effect immediately prior to the First Effective Time.

“Parent Common Stock” shall mean the Class B Common Stock, $0.01 par value per share, of Parent.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and Merger Subs and delivered to the Company on the date of, and prior to the execution of, this Agreement.

“Parent Equity Plan” shall mean the Parent 2018 Stock Option and Incentive Plan.

“Parent ERISA Affiliate” shall mean any Person with which the Parent is or would be at any relevant time considered a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Parent Financial Statements” shall have the meaning set forth in Section 3.7(c) of this Agreement.

“Parent Knowledge Individuals” shall mean the following Persons: Howard Jonas, William Conkling, David Polinsky and John Goldberg.

“Parent Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of Parent and its Subsidiaries, taken as a whole, or (ii) that would prevent Parent from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Parent Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on Parent or any of its Subsidiaries as compared to any companies in Parent’s or its Subsidiaries’ industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which Parent and its Subsidiaries operate or compete, except to the extent such adverse effect has a materially disproportionate effect on Parent and its Subsidiaries as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on Parent as compared to companies in Parent’s or its Subsidiaries’ industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak, except to the extent such events have a material disproportionate effect on Parent or any of its Subsidiaries as compared to companies in Parent’s or its Subsidiaries’ industry; (e) any failures, in and of themselves, by Parent to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Parent Material Adverse Effect” may be taken into account); or (f) the execution, delivery, announcement or pendency of this Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Parent Officers Certificate” shall have the meaning set forth in Section 8.5 of this Agreement. ~~\~~

“Parent Permits” shall have the meaning set forth in Section 3.9(b) of this Agreement.

“Parent Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Parent or any Parent ERISA Affiliate for the benefit of any Parent Service Provider or any spouse, dependent or beneficiary of any such individual, including as a participating employer in any plan, policy, program, agreement, Contract or arrangement sponsored or maintained by a professional employer organization, or under or with respect to which the Parent or any Parent ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to any Parent Service Provider or any spouse, dependent or beneficiary of any such individual, except such definition shall not include any Parent Service Provider Agreement.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

“Parent Prepared Return” shall have the meaning set forth in Section 5.6(b) of this Agreement.

“Parent Public Warrants” shall have the meaning set forth in Section 5.13 of this Agreement.

“Parent SEC Reports” shall have the meaning set forth in Section 3.7(a) of this Agreement.

“Parent Service Provider” shall mean any current or former employee, consultant, director or individual service provider of the Parent or any other Parent ERISA Affiliate.

“Parent Investment Companies Service Provider” shall mean any current or former employee, consultant, director or individual service provider of a Parent Investment Company or any other Parent Investment Company ERISA Affiliate.

“Parent Service Provider Agreement” shall mean each management, employment, severance, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement or Contract between the Parent or any other Parent ERISA Affiliate and any Parent Service Provider under or with respect to which the Parent or any Parent ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to such Parent Service Provider or any spouse, dependent or beneficiary of any such individual.

“Party” or “Parties” mean Parent, Merger Subs and /or the Company.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Permits” shall have the meaning set forth in Section 2.12(b) of this Agreement.

“Permitted Liens” shall mean: (a) Liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Balance Sheet in accordance with GAAP, (b) Liens securing Debt that is reflected on the Balance Sheet; (c) statutory or common Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens in favor of other financial institutions arising in connection with the Company’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; (j) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease; or (k) restrictions associated with (1) Third Party rights and licenses set forth in Intellectual Property Contracts listed in Part 2.8(m) of the Company Disclosure Schedule or in Non-Scheduled Inbound Contracts or (2) non-exclusive rights granted under Intellectual Property by the Company pursuant to Company Intellectual Property Agreements or Non-Scheduled Outbound Contracts.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” shall mean (i) all Taxes of or with respect to the Company for Pre-Closing Tax Periods, including employer-portion payroll and employment Taxes with respect to compensation accruing in any Pre-Closing Tax Period, regardless of when such Taxes are required to be paid (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes) or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, (v) any Transfer Taxes borne by the Company Stockholders pursuant to Section 5.5(e), and (vi) any Taxes imposed on income includible by the Subsidiaries of the Company pursuant to Sections 951, 951A or 965 of the Code arising out of, resulting from or attributable to income earned by any “controlled foreign corporation” (as such term is defined in Section 957 of the Code) in any Pre-Closing Tax Period. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code, the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the applicable Subsidiary’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such Subsidiary that includes the Closing Date (determined as though such taxable year ended on the Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year.

“Privacy Laws” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Process” or “Processing” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Product Candidates” shall have the meaning set forth in Section 2.27(c) of this Agreement.

“Registration Statement” shall have the meaning set forth in Section 5.9(b) of this Agreement.

“Representatives” of a Person mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.21 of this Agreement.

“Required Parent Stockholder Vote” shall have the meaning set forth in Section 3.23 of this Agreement.

“Rollover Option” shall have the meaning set forth in Section 1.6(b) of this Agreement.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Second Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Second Merger” shall have the meaning set forth in the recitals of this Agreement.

“Second Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“Securities Act” shall mean Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securityholders” shall mean the holders of Company Capital Stock, Company Options, Company Warrants, or other securities convertible into Company Capital Stock.

“Shares” shall have the meaning set forth in Section 1.5(a) of this Agreement.

“Shrink-Wrap Software” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“SOX” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Specified Representations of Company” shall mean the representations and warranties set forth in Sections 2.3(a), (b) and (d) (Capitalization, Etc.) Section 2.14 (Tax Matters), Section 2.20 (Authority; Binding Nature of Agreement) and Section 2.24 (Brokers, Finders).

“Specified Representations of Parent” shall mean the representations and warranties set forth in Sections 3.2(a), (b), (f) ad (g) (Capitalization, Etc.), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.13 (Brokers, Finders).

“Statement of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the identity and financial wherewithal of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and (b) if consummated, would be more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Contemplated Transactions (after considering such factors as the Company Board considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to closing and likelihood of consummation of such proposal) and after taking into account any revisions to this Agreement and the Contemplated Transactions made or proposed by Parent prior to the time of such determination; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Proposal shall each be deemed to be references to “thirty percent (30%)”.

“Support Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tail D&O Policy” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including NRS 78.378-78.3793, inclusive, and NRS 78.411-78.444, inclusive.

“Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration and other taxes of any kind whatsoever (including governmental charges in the nature of a tax), whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract (except for Contracts entered into in the Ordinary Course of Business, the principal purpose of which was not Taxes) or operation of Law, or otherwise.

“Tax Claim” shall have the meaning set forth in Section 5.6(c) of this Agreement.

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Technology” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Third Party” shall mean, with respect to any party, any Person other than such party or an Affiliate of such party.

“Total Net Cash Amount” shall mean (a) the sum of the total of (i) cash, cash equivalents and marketable securities of Parent as of the Closing Date; and (ii) Included Assets, minus (b) the amount of Parent’s current liabilities (on an unconsolidated basis), including, without limitation, accounts payable and accrued expenses,  as the of end of the last month immediately prior to the Closing Date, updated for material changes to such amounts following such date until the Closing Date, and determined in a manner consistent with the manner such liabilities were historically reflected in the Parent Financial Statements.

“Total Loan Amount” means the outstanding principal amount of all amounts loaned by the Parent to the Company between June 11, 2014 and the Closing, including, without limitation, those amounts represented by the Promissory Notes issued by the Company to Parent, dated June 11, 2024 and July 16, 2024 (the “Pre-Closing Debt Funding”) and the date hereof, plus the accrued and unpaid interest thereon as of the date of the Closing.

“Trade Secrets” shall have the meaning set forth in Section 2.8(a) of this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises or other compensatory payments in connection with the Contemplated Transactions to the extent the foregoing are paid on or about or prior to the Closing Date.

“Transfer Tax” shall have the meaning set forth in Section 5.7(d) of this Agreement.

“Voting Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Withholding Agent” shall have the meaning set forth in Section 1.9(i) of this Agreement